As filed with the Securities and Exchange Commission on November 8, 2004
Registration No. 333-116060

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 3

to:
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Covad Communications Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0461529
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

110 Rio Robles

San Jose, CA 95134-1813
(Address, including zip code, including area code, of Registrant’s principal executive offices)

Charles E. Hoffman

President and Chief Executive Officer
James Kirkland
General Counsel and Senior Vice President
Covad Communications Group, Inc.
110 Rio Robles Drive
San Jose, CA 95134-1813
(408) 952-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel J. Winnike, Esq.
David A. Bell, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
(650) 988-8500

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit(1)	Offering Price	Fee

3% Convertible Senior Debentures due 2024	$125,000,000	100%	$125,000,000	$15,838 (2)

Common Stock, $0.001 par value	39,380,000 (3)	— (3)	— (3)	$— (4)

(1)	Estimated solely to compute the amount of the registration fee under Rule 457 under the Securities Act of 1933.

(2)	Fee paid on June 1, 2004.

(3)	Represents the number of shares of common stock that are currently issuable upon conversion of the 3% Convertible Senior Debentures due 2024, calculated based on a conversion rate on May 28, 2004 of 315.04 shares per $1,000 principal amount of the Debentures. Pursuant to Rule 416 under the Securities Act of 1933, we are also registering an indeterminable number of shares of common stock as may be issued from time to time upon conversion of the Debentures.

(4)	Under Rule 457(i) under the Securities Act of 1933, no registration fee is required for these shares because no additional consideration will be received upon conversion of the Debentures.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to completion; dated November 8, 2004)

$125,000,000

3% Convertible Senior Debentures Due 2024

and the Shares of Common Stock Issuable
upon Conversion of the Debentures

      Covad Communications Group, Inc. issued the 3% Convertible Senior Debentures in a private placement on March 10, 2004. The Debentures are our general unsecured obligations and rank equally in right of payment with all of our senior unsecured debt. With this prospectus, the selling securityholders named in this prospectus or in prospectus supplements may offer and sell the Debentures or the shares of our common stock into which the Debentures are convertible. The selling securityholders may sell the Debentures or the shares of common stock issuable upon conversion of the Debentures in private transactions at negotiated prices, or in the open market at prevailing market prices. We will not receive any proceeds from this offering.

      The Debentures bear interest at a rate of 3% per annum. We will pay interest on the Debentures on March 15 and September 15 of each year, beginning September 15, 2004. The Debentures will mature on March 15, 2024.

      The Debentures will be convertible at your option into shares of our common stock, par value $0.001 per share, at any time prior to stated maturity. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock.

      Subject to the above conditions, each $1,000 principal amount of Debentures will be convertible into 315.04 shares of our common stock (equivalent to an initial conversion price of approximately $3.1742 per share of common stock), subject to adjustment as described in this prospectus. Shares of our common stock are currently quoted on Nasdaq’s OTC Bulletin Board under the Symbol “COVD.OB.” The last closing price of our common stock on Nasdaq’s OTC Bulletin Board November 5, 2004 was $1.65 per share.

      We may redeem some or all of the Debentures for cash at any time on or after March 20, 2009 at 100% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the purchase date. You may require us to purchase all or a portion of your Debentures on March 15, 2009, 2014 and 2019, at 100% of their principal amount, plus accrued and unpaid interest, if any, to but excluding each purchase date. You may require us to repurchase all or a portion of your Debentures upon the occurrence of a change of control (as defined in this prospectus), at 100% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the repurchase date.

      The Debentures are eligible in The PORTAL® Market, a subsidiary of The NASDAQ Stock Market, Inc. The Debentures sold using this prospectus, however, will no longer be eligible for PORTAL. The Debentures are not listed on or included in, and we do not intend to list the Debentures on or include the Debentures in, any securities exchange or automated quotation system.

       Investing in the Debentures or our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 7 of this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

      You should rely only on the information contained in or incorporated by reference into this prospectus. No dealer, salesperson or any other person is authorized to give any information or to make any representation other than those contained in or incorporated by reference in this prospectus. If such information is given or representations are made, you may not rely on that information or representations as having been authorized by us. You may not imply from the delivery of this prospectus, nor from a sale made under this prospectus, that our affairs are unchanged since the date of this prospectus. This prospectus may only be used where it is legal to sell the securities.

      “CovadTM,” “Covad.net®,” “TeleSpeed®,” “TeleDefend®”, “TeleSoho®,” “TeleSurferSM,” “TeleSurfer Link®,” “Laser Link®,” “DSL JumpStart®,” “VISP®,” “VBSP®,” “The Speed to WorkSM,” “The Internet As It Should BeSM” and the Covad logos, names and marks are some of our trademarks and service marks. This prospectus also contains other product names, trade names and trademarks of ours and of other companies and organizations.

i

SUMMARY

      This summary may not contain all the information that you should consider before investing in our Debentures. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and the financial data and related Debentures incorporated by reference, before making an investment decision.

Covad Communications Group, Inc.

      We are a leading provider of high-speed voice and data communications services. Our services include a range of high-speed, high-capacity, or broadband, data communications and related services using digital subscriber line, or DSL, T-1, virtual private network, or VPN, and firewall technologies. In addition, we provide telephone services using voice over Internet protocol, or VoIP, to small and medium sized businesses. With approximately 2,000 collocation facilities, we believe we have the largest contiguous national broadband network. As of June 30, 2004, our network allows us to offer our services in 96 major metropolitan areas. We also plan to add approximately 50 new collocation facilities to our network during the remainder of 2004. Once we complete this expansion, our network will allow us to offer our services to more than 50 million homes and businesses. As of June 30, 2004, we had approximately 514,400 DSL and other high-speed lines in service.

      Our net revenues were $388,851,000 for the year-ended December 31, 2003 and were $215,803,000 for the six months ended June 30, 2004. Our net loss for the year ended December 31, 2003 was $112,302,000 and was $20,937,000 for the six months ended June 30, 2004. We expect to experience negative cash flow from our operating activities until we add enough end users to our network, or sell additional services to existing end users, to cover the fixed cost of maintaining our network and paying our selling, general and administrative expenses.

      We sell services indirectly through resellers, as well as directly through Covad.net, our direct sales channel. Approximately 350 resellers generate the majority of our sales. Our business is currently undergoing a transition in which sales of stand-alone DSL services by our reseller partners have slowed, and we continue to experience higher churn among our existing stand-alone DSL end-users, due to competitive pricing pressures and other factors. As a result, our business strategy is increasingly focused on direct sales of bundled voice and data communications services to small and medium sized businesses and sales to wholesale customers who sell a bundle that combines our high-speed data service with their voice services. This transition presents a substantial business opportunity for us to provide bundled product offerings nationwide. While we believe we are favorably positioned to take advantage of this opportunity, the amount and growth rate of sales of these bundled products are inherently difficult to predict, and we cannot predict how rapidly, or whether, the growth of these products will offset declines in sales of our products as a stand-alone DSL offering.

      Covad.net had approximately 73,600 DSL lines in service on June 30, 2004. Covad.net sells VoIP, DSL services and related value-added services through multiple channels including telesales, field sales, affinity partner programs, and our website. Covad.net focuses on the small business market and also sells to enterprise customers that purchase our services for distribution across their enterprise.

      We were originally incorporated in California as Covad Communications Company in October 1996. In July 1997, we were incorporated in Delaware as Covad Communications Group, Inc., a holding company that conducts substantially all of its business through its operating subsidiaries. We introduced our services commercially in December 1997 in the San Francisco Bay Area.

      On August 15, 2001, Covad Communications Group, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code, for the purpose of confirming a pre-negotiated plan of reorganization with the majority holders of our debt. On December 20, 2001, the plan of reorganization was consummated. The plan of reorganization retired approximately $1.4 billion in aggregate face amount of outstanding notes. For additional information on our plan of reorganization, see Note 3 “Reorganization Under Bankruptcy Proceedings” of the “Notes to Consolidated Financial Statements” included in our amended annual report on Form 10-K/ A for the year ended December 31, 2003.

      We were delisted from the Nasdaq National Market on July 20, 2001 and our common stock currently trades on Nasdaq’s “OTC Bulletin Board.”

      Our principal executive offices are located at 110 Rio Robles, San Jose, California 95134. Our telephone number is (408) 952-6400. Our website address is www.covad.com. Information on our website does not constitute part of this prospectus.

Our Market Opportunity

      We believe that we have a substantial business opportunity for the following reasons:

•	the Internet is increasingly being used for applications like shopping, gaming and downloading music;

•	there are prospects for growth in the use of the Internet to provide VoIP as an alternative to traditional telephone services;

•	only approximately 20-25% of households in the United States had a high-speed data connection as of December 31, 2003;

•	consolidations and financial difficulties have eliminated many of our competitors.

Our Competitive Strengths

      Nationwide Coverage. Our network allows us to offer services in 96 major metropolitan areas in 35 states. We also resell services in metropolitan areas our network does not cover. We plan to add 50 new collocation facilities to our network during the remainder of 2004, which will expand our network coverage to a total of 109 major metropolitan areas and will allow us to offer our services to more than 50 million homes and businesses. Our nationwide coverage is particularly important to voice service providers that wish to bundle our high-speed data services with their services.

      Strategic Wholesale Relationships. We have agreements with competitive voice service providers that allow these companies to bundle our high-speed data services with voice services they provide in competition with the incumbent local telephone companies. We also have agreements with leading Internet service providers that allow them to resell our services.

      Scalable Network. Our network has been designed to be scalable. Orders for our services are managed automatically through a “no-touch” process. End users that purchase our consumer-grade services generally perform their own installation.

      Diverse Product Portfolio. We offer a wide range of high-speed data services. For business-grade users, we offer T1 replacement services at a cost that is lower than a traditional T1 service. We also offer less expensive business-grade services that target the small office/home office market. Finally, we offer a consumer-grade product that can be deployed over the same phone line that a customer is using for their voice service.

      Voice over Internet Protocol. On June 8, 2004, we completed our acquisition of all of the outstanding shares of privately-held GoBeam, Inc., a Delaware corporation based in Pleasanton, California, that provides voice over Internet Protocol, or VoIP solutions to small and medium-sized businesses. We acquired GoBeam to accelerate our plan to enter the VoIP market. We are currently offering VoIP in 42 cities.

Our Business Strategy

      Our objective is to continue to be a leading provider of voice and data services. The key elements of our strategy to achieve this objective are to:

•	offer data and VoIP services to small and medium sized businesses;

•	enable the bundles of voice and data services that are offered by voice service providers that compete with the incumbent local telephone companies;

•	add new products and services, like VoIP and frame access, to our product offerings;

•	expand our network into new markets; and

•	develop methods of offering our high-speed telecommunications services other than through the use of the phone lines owned by the incumbent local telephone companies.

The Offering

      The following is a brief summary of certain terms of the Debentures offered for resale in this prospectus. For a more complete description of the terms of the Debentures, see “Description of Debentures” in this prospectus.

Issuer	Covad Communications Group, Inc.

Securities Offered	$125,000,000 aggregate principal amount of 3% Convertible Senior Debentures due 2024 and shares of common stock issuable upon conversion of the Debentures.

Maturity Date	March 15, 2024.

Ranking	The Debentures are our senior unsecured obligations and rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations. At June 30, 2004, we had a collateralized customer deposit of $56.3 million, all of which is effectively senior to the Debentures. The Debentures are not be guaranteed by any of our subsidiaries and, accordingly, the Debentures are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of June 30, 2004, our subsidiaries had no indebtedness, excluding intercompany indebtedness and trade payables. Neither we nor our subsidiaries will be restricted under the indenture from incurring additional senior indebtedness or other additional indebtedness.

Rating	The Debentures have not been rated and we believe it is unlikely that the Debentures will be rated.

Interest	The Debentures bear interest at a rate of 3% per year. We will pay interest on the Debentures on March 15 and September 15 of each year, beginning September 15, 2004. Liquidated damages are payable if we fail to comply with certain obligations set forth below under “Description of the Debentures — Registration Rights.”

Conversion Rights	You may convert your Debentures into shares of our common stock at any time prior to stated maturity. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock. At any time prior to maturity, we may irrevocably elect in our sole discretion to satisfy our conversion obligation in cash (as described under “Description of the Debentures — Conversion Rights — Payment Upon Conversion”) for up to 100% of the principal amount of the Debentures converted, with any remaining amount to be satisfied in shares of our common stock. Debentures called for redemption may be surrendered for conversion until the close of business on the business day prior to the redemption date. See “Description of the Debentures — Conversion Rights — Payment Upon Conversion.”

Conversion Rate	For each $1,000 principal amount of Debentures surrendered for conversion, you will receive 315.04 shares of our common stock, equal to an initial conversion price of approximately $3.1742 per share of common stock. As described below, the conversion rate may be adjusted for certain reasons as set forth in “Description of the Debentures — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for accrued and unpaid cash interest. Any accrued and unpaid cash interest will be deemed paid by the common stock or cash received by holders on conversion.

Payment at Maturity	For each $1,000 principal amount of the Debentures that you hold, you shall be entitled to receive $1,000 at maturity, plus accrued interest, if any, and accrued and unpaid liquidated damages, if any.

Sinking Fund	None.

Optional Redemption by Us	We may not redeem the Debentures prior to March 20, 2009. We may redeem some or all of the Debentures for cash on or after March 20, 2009, upon at least 30 days but not more than 60 days notice by mail to holders of Debentures, at 100% of their principal amount, plus accrued and unpaid interest, if any, to but excluding each redemption date. See “Description of the Debentures — Optional Redemption by Us.” Repurchase of Debentures by Us at the

Option of the Holder	You may require us to repurchase all or a portion of your Debentures on March 15, 2009, March 15, 2014 and March 15, 2019 at 100% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to but excluding each purchase date.

Repurchase of Debentures Upon Change of Control	Upon a change of control, you may require us, subject to certain conditions, to repurchase all or a portion of the Debentures. We will pay a repurchase price equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest and liquidated damages, if any, to but excluding the repurchase date.

Events of Default	If there is an event of default under the Debentures, 100% of the principal amount of the Debentures plus accrued and unpaid interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Use of Proceeds	We will not receive any of the proceeds from the selling security holders’ sale of the Debentures or shares of common stock issuable upon conversion of the Debentures. See “Use of Proceeds.”

Form and Denomination	The Debentures were issued in fully registered book-entry form, without coupons. The Debentures were issued in denominations of $1,000 principal amount and integral multiples thereof. The Debentures may be sold only to “qualified institutional buyers,” as defined in Rule 144A. The Debentures will be represented by one or more global Debentures, deposited with the trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., DTC’s nominee. See “Description of the Debentures — Book-Entry, Form and Denomination.”

Absence of a Public Market for the Debentures	The Debentures are securities for which there is currently no public market. We cannot assure you that any active or liquid market will develop for the Debentures. See “Plan of Distribution.”

Trading	Although the Debentures are eligible for PORTAL, Debentures sold using this prospectus, will no longer be eligible for PORTAL.

Nasdaq’s OTC Bulletin Board Symbol for our Common Stock	Our common stock is quoted on Nasdaq’s OTC Bulletin Board under the symbol “COVD.OB.”

RISK FACTORS

      You should carefully consider the following risks, as well as the other information contained in or incorporated by reference in this prospectus, before investing in the Debentures and the underlying common stock. If any of the following risks actually occurs, our business could be harmed. You should refer to the other information set forth or incorporated by reference in this prospectus, including our consolidated financial statements and the related Debentures incorporated by reference herein.

Risks Related to Our Business

Our services are subject to government regulation, and changes in current or future laws or regulations and the methods of enforcing the law and regulations could adversely affect our business.

      Our services are subject to federal, state and local government regulations. In particular, the company and its resellers are dependent on certain provisions of the 1996 Telecommunications Act to procure certain facilities and services we require to provide our services from the incumbent local telephone companies that own the local telephone facilities which service virtually all the homes and businesses in the United States. The regional bell operating companies (Verizon, SBC, BellSouth and Qwest), also known as the RBOCs, are the largest incumbent local telephone companies and provide us with virtually all of the services and facilities we purchase from the incumbent local telephone companies. As a result, our business is highly dependent on rules and rulings from the FCC, legislative actions at both the state and federal level, and rulings from courts and state public utility commissions. For instance, on August 21, 2003, the Federal Communications Commission, or FCC, issued its order in the Triennial Review, which made substantial changes to the regulatory environment in which we operate. Substantial portions of this order were subsequently vacated by the United States Court of Appeals for the District of Columbia Circuit. We may be unable to adapt to the changed regulatory environment, in its current form, or to future changes, whether resulting from this order or from subsequent action by the courts, the FCC or other regulatory authorities. As a result of the Triennial Review order, in its current form, we may be unable to acquire access to the high-frequency portion of the phone line through an arrangement with the incumbent local telephone companies that is known as line-sharing, at commercially reasonable rates. Such a circumstance may cause us to stop selling stand-alone consumer grade services to new customers, resulting in a slowing of the growth or decline of our revenue and potentially requiring us to significantly change our business plan. Similarly, we may be unable to acquire access at commercially reasonable rates to the packet-switching functions of fiber-fed telephone lines necessary to provide our most commonly-used DSL services for some potential customers. Such a circumstance would limit the addressable market for our services, thereby limiting the growth of our revenues. If state public utilities commissions reduce our access to, or increase prices for, the unbundled network elements over which they have authority under the Triennial Review order, our costs are likely to increase and we may be unable to profitably offer some of our services to affected customers.

The likely elimination of UNE-P may cause our resellers to stop purchasing our services.

      On March 2, 2004, the United States Court of Appeals for the District of Columbia Circuit vacated aspects of the Triennial Review order, including the rules that required the incumbent local telephone companies to provide access to the unbundled network element platform, or UNE-P. UNE-P allows competitors with the incumbent local telephone companies to access the incumbent local telephone companies networks to provide voice services. This creates uncertainty for resellers who purchase our data services and combine them with their own UNE-P voice services through a process known as line-splitting. This uncertainty has caused several of these resellers, including AT&T, to stop marketing these services or limit their marketing efforts. Selling our services to these voice providers is an important part of our business strategy. Further modifications of the Triennial Review order as a result of appellate review or FCC proceedings could also result in changes that we cannot currently anticipate that could adversely affect our operations.

Charges for unbundled network elements are generally outside of our control because they are proposed by the incumbent local telephone companies and are subject to costly regulatory approval processes.

      Incumbent local telephone companies provide the unbundled DSL-capable telephone lines that connect each end user to our equipment located in their central offices. The 1996 Telecommunications Act generally requires that charges for these unbundled network elements be cost-based and nondiscriminatory, and the Triennial Review order has grandfathered in the rates charged for DSL-capable shared lines that were in service on October 2, 2003. Nonetheless, the nonrecurring and recurring monthly charges for DSL-capable lines (telephone wires) that we require vary greatly. These rates are subject to negotiations between us and the incumbent local telephone companies and to the approval of the state regulatory commissions. The rate approval processes for DSL-capable lines and other unbundled network elements typically involve a lengthy review of the rates proposed by the incumbent local telephone companies in each state. These rate approval proceedings are time-consuming and expensive. Consequently, we are subject to the risk that the non-recurring and recurring charges for DSL-capable lines and other unbundled network elements will increase based on higher rates proposed by the incumbent local telephone companies and approved by state regulatory commissions from time to time, which would increase our operating expenses and reduce our ability to provide competitive products. As a result of the FCC’s Triennial Review order, beginning on October 3, 2004 we will no longer be able to order line-shared lines unless we reach agreements with the incumbent local telephone companies, like our agreement with Qwest, or obtain favorable regulatory rulings from the FCC or state regulators. This portion of the Triennial Review order was upheld by the D.C. Circuit Court of Appeals decision. If we are required to pay higher prices to the incumbent local telephone companies for collocation and network components as a result of the Triennial Review order, the D.C. Circuit Court of Appeals decision and other judicial and regulatory decisions, it could materially increase our operating expenses and reduce our ability to provide competitive products.

Our business will suffer if our interconnection agreements are not renewed or if they are modified on unfavorable terms.

      We are required to enter into interconnection agreements in each of our targeted metropolitan statistical areas with the appropriate incumbent local telephone companies in order to provide service in those regions. Many of our existing interconnection agreements have a maximum term of three years. Therefore, we will have to renegotiate these agreements with the incumbent local telephone companies when they expire. A number of these agreements have expired and we are currently in the process of renegotiating them. We may not succeed in extending or renegotiating these interconnection agreements on favorable terms or at all. As the FCC modifies, changes and implements rules related to unbundling and collocation, we generally have to renegotiate our interconnection agreements to implement those new or modified rules. For example, each of the RBOCs has notified us that they intend to immediately commence a renegotiation of our interconnection agreements with them to reflect the changes made by the FCC in the Triennial Review, as well as the changes resulting from the subsequent court order vacating portions of the Triennial Review order. As of May 27, 2004, we have reached an agreement with one of the four RBOCs, Qwest. We may be unable to renegotiate other agreements such as this with RBOCs other than Qwest in a timely manner, or we may be forced to arbitrate and litigate with the incumbent local telephone companies in order to obtain agreement terms that fully comply with FCC rules.

      In addition, at least two of the RBOCs have taken the position that their obligation to provide so-called “high capacity” loops was lifted as of the effective date of the D.C. Circuit decision. Although those companies have not specified what specific loop types they believe are included within the definition of “high capacity” loops, the FCC has traditionally included T-1 loops within the definition of high-capacity loops. If the RBOCs stop providing T-1 loops as unbundled network elements, and instead provide those loops under special access or other pricing systems, our costs to provide business-class T-1 services, such as our TeleXtend product, will increase significantly.

      Additionally, disputes have arisen and will continue to arise in the future as a result of differences in interpretations of the interconnection agreements. These disputes have delayed the deployment of network capabilities and services, and resolution of the litigated matters will require ongoing expenditures and management time. In addition, the interconnection agreements are subject to state commission, FCC and judicial oversight. These government authorities may modify the terms of the interconnection agreements in a way that reduces our access to, or increases the cost of, the network components that we purchase from the incumbent local telephone companies.

We depend on a limited number of customers for the preponderance of our revenues, and we are highly dependent on sales through our resellers.

      We primarily market our services through Internet service providers, telecommunications carriers and other customers for resale to their business and consumer end-users. Our agreements with our resellers are generally non-exclusive, and many of our customers also resell services offered by our competitors. Our agreements with our resellers generally do not contain purchase commitments. A limited number of resellers account for a significant portion of our revenues. Our 30 largest wholesale customers comprised 68.3% of our total gross revenue for the six months ended June 30, 2004. We expect that our reseller customers will account for a significant portion of our future market penetration and revenue growth.

      If we were to lose one or more of our key resellers or if one or more of our key resellers stopped providing us with orders or removed end-users from our network, our revenue and line-growth could be materially adversely affected. Consolidations, mergers and acquisitions involving our key resellers have occurred in the past and may occur in the future. These consolidations, mergers and acquisitions may cause key resellers to stop providing us with orders or to remove end-users from our network.

      We recently began offering our services over a telephone line that is being used by a voice service provider other than the incumbent local telephone company. In light of the fact that this is a relatively new service and given the regulatory uncertainty concerning UNE-P services as a result of the recent D.C. Circuit Court of Appeals decision vacating this portion of the Triennial Review order, it is unclear whether our resellers will increase the number of end users that purchase these services. Some of these voice service providers, including some of our resellers, also have alternative means to provide high-speed data services over their own networks, so this may limit the quantity of services that these voice service providers purchase from us.

The markets in which we operate are highly competitive, and we may not be able to compete effectively, especially against established industry competitors with significantly greater financial resources.

      The markets for business and consumer Internet access and other data and voice communications services are intensely competitive. We expect that these markets will become increasingly competitive in the future. In addition to the incumbent local telephone companies, we also face competition from cable modem service providers, competitive telecommunications companies, traditional and new national long distance carriers, Internet service providers, on-line service providers and wireless and satellite service providers. Many of these competitors have longer operating histories, greater name recognition, better strategic relationships and significantly greater financial, technical or marketing resources than we do. As a result, these competitors:

•	may be able to develop and adopt new or emerging technologies and respond to changes in customer requirements or devote greater resources to the development, promotion and sale of their products and services more effectively than we can;

•	may form new alliances and rapidly acquire significant market share; and

•	may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing high-speed digital services.

      Cable modem service providers, such as Cox Communications, and their respective cable company customers, are deploying high-speed Internet access services over coaxial cable networks. Where deployed, these networks provide similar and, in some cases, higher-speed data services than we provide. They also may offer these services at lower price points than our consumer-grade services. As a result, competition with the cable modem service providers may have a significant negative effect on our ability to secure customers and may create downward pressure on the prices we can charge for our services.

      The intense competition from our competitors, including the incumbent local telephone companies, the cable modem service providers and the competitive telecommunications companies, could harm our business.

We compete with RBOCs, who in addition to being our suppliers, have many competitive advantages and may be motivated to harm our business.

      The regional Bell operating companies, or RBOCs, dominate the current market for business and consumer internet access and have a monopoly on telephone lines. These companies represent the dominant competition in all of our target service areas, and we expect this competition to intensify. The RBOCs have established brand names and reputations for high quality in their service areas, possess sufficient capital to rapidly improve and deploy DSL equipment, have their own telephone lines and can bundle digital data services with their existing analog voice services and other services, like long-distance, wireless and video services, to achieve economies of scale in serving customers. Some of the RBOCs are aggressively pricing their DSL services as low as $26.95 per month, which has slowed sales of stand-alone DSL services by our reseller partners and increased the rate of churn among our existing users.

      As a result of the August 21, 2003 FCC Triennial Review order and the March 2, 2004 decision of the United States Court of Appeals for the District of Columbia Circuit which upheld the FCC’s decision to phase out line-sharing (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Triennial Review” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments” in our quarterly report on Form 10-Q for the period ended June 30, 2004), the RBOCs have a much greater degree of control over the terms under which they supply services to us. For example, beginning on October 3, 2004, we cannot acquire new line-shared customers unless we reach agreements with the RBOCs that provide us with continued access to line-sharing (or we obtain favorable regulatory rulings from the FCC or state regulators). We have to date entered into line-sharing agreements with three of the RBOCs, Qwest, SBC and Verizon, and if we are unable to enter into and renegotiate these agreements with the RBOCs to provide us with access to line-sharing at reasonable rates, we will be unable to price our consumer services at a price that is competitive with the RBOCs. Further, the RBOCs can offer service to end-users from certain central offices and remote terminals from which we are unable to offer service.

      In addition, the RBOCs are not required to allow us to access the packet-switching functions of fiber-fed telephone lines to provision DSL services. This means that, unless we reach agreements with the RBOCs or obtain favorable regulatory rulings from the FCC or state regulators, we will continue to be unable to provide our most commonly-used services to end-users served by fiber-fed lines. Our inability to access fiber-fed packet-switching functions is significant for our business because it preserves a substantial limit on the addressable market for our DSL services, thereby limiting our growth. In addition, the RBOCs are increasing their deployment of fiber-fed remote terminal architectures.

      We pose a competitive risk to the RBOCs and, as both our competitors and our suppliers, they have the ability and the motivation to harm our business.

We may be required to adjust our business plan as a result of the FCC’s Triennial Review order and related court decisions.

      The FCC’s Triennial Review order and any final court decision regarding the order (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Triennial Review” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments” in our quarterly report on Form 10-Q for the period ended June 30, 2004) may impact our cash flow from operations. In particular, our ability to sell consumer-grade data services to new customers that are not part of a bundle with voice services depends largely on our ability to negotiate with the incumbent local telephone companies fair and reasonable prices for line-sharing that are substantially lower than the cost of a separate telephone line or obtain favorable regulatory rulings. If we cannot obtain such rulings or reach reasonable terms, it is likely that we will not be able to sell consumer-grade services unless they are bundled with voice services. In that event we will be required to adjust our business plan so that we can still reach cash flow sufficiency without raising additional capital, and in this event, our growth could be impaired because of our reduced access to the consumer market.

Our ability to achieve cash flow sufficiency on a sustained basis is uncertain and subject to events that we cannot control.

      We believe our current cash, cash equivalents, and short-term investments, which includes the remaining proceeds from the sale of the Debentures, should be sufficient to meet our anticipated cash needs for working capital and capital expenditures. Our belief in this regard is based upon several assumptions, including growth of our subscriber base with a reasonable per subscriber profit margin, deployment of VoIP and other new services, and improvements in productivity. If actual events differ from these assumptions, we may be required to alter our business plan to reflect these changes. We will continue to monitor events to determine if such adjustments to our business plan are appropriate.

      In addition to the effects of the Triennial Review order and the D.C. Circuit Court of Appeals decision, we are currently facing a variety of challenges that may affect the assumptions contained in our business plan, including, among others:

•	customer disconnection rates that reduce our revenues;

•	significant price reductions by our competitors;

•	the level of marketing dollars required to acquire and retain end-users that purchase our services from us and from our resellers;

•	our need to upgrade our systems by investing in our existing and future technology;

•	the possibility of an adverse resolution of lawsuits against us; and

•	the additional risk factors mentioned throughout this section.

      Adverse business, legal, regulatory or legislative developments, such as the inability to continue line-sharing, may require us to raise additional financing, raise our prices or substantially decrease our cost structure. We may not be able to raise additional capital, especially under the current capital market and regulatory conditions. If we are unable to acquire additional capital or are required to raise it on terms that are less satisfactory than we desire, our financial condition could be adversely affected.

In order to achieve profitability, we must add end-users to our network while minimizing the cost to expand our network infrastructure.

      Our current strategy is to increase the number of end-users on our network and to increase the revenue we receive from our existing end users. To accomplish this strategy, we must, among other things:

•	market to and acquire end-users;

•	enter into agreements with the incumbent local telephone companies like our agreement with Quest, or obtain other favorable regulatory rulings that provide us with access to line-sharing on terms and conditions that allow us to profitably sell our consumer services;

•	upgrade our network to improve reliability;

•	expand our direct sales capability and infrastructure in a cost-effective manner; and

•	increase the revenue we receive from our existing end users by selling services like VoIP

•	continue to implement and improve our operational, financial and management information systems, including our client ordering, provisioning, dispatch, trouble ticketing and other operational systems, as well as our billing, accounts receivable and payable tracking, collection, fixed assets, transaction-based taxes, stock-based compensation and other financial management systems.

      The total number of end users on our network decreased from approximately 517,000 on December 31, 2003 to 514,400 on June 30, 2004. If we are unable to add new end-users to our network and to increase the revenue we receive from our existing end users, while controlling network infrastructure costs and costs of end-user acquisition, we may not become cash flow positive on a sustained basis.

If we fail to manage the development of our business effectively, we may fail to meet customer expectations, which could slow our revenue growth and delay profitability.

      We expect to implement system upgrades, new software releases and other enhancements which could cause disruption and dislocation in our business. If we are successful in implementing our marketing strategy, we may have difficulty responding to demand for our services and technical support in a timely manner and in accordance with our customers’ expectations. We expect these demands to require the addition of new management personnel and the increased outsourcing of Covad functions to third parties. We may be unable to do this successfully, in which case we could experience a reduction in the growth of our orders and therefore our revenues.

If we do not reduce our end-user disconnection rate our revenue and end-user growth will decline.

      We experience high disconnection or “churn” rates. Our churn rate for the first quarter of 2004 was 4.1% and it was 3.6% in the second quarter of 2004. Our high end-user disconnection rate continues to impair the growth we need to cover the cost of maintaining our network. These disconnections have occurred as a result of several factors, including:

•	end-users who move to a new location;

•	end-users who disconnect because of better offers in the market; and

•	end-users who disconnect because they do not like our service or the service provided by our resellers.

      While we are working to address problems with the end-user experience, many of these factors are beyond our control. As a result, we may see additional increases in our disconnection rates even if we improve the customer experience.

      In addition, promotions and rebates that we offer to our resellers and end-users are based on an assumption that a given end-user will maintain our service for a period of time. If our disconnection rate increases for more recently added end-users, we may not recoup the money we spend on these promotions and rebates.

We may experience decreasing margins on the sale of our services, which may impair our ability to achieve profitability.

      Prices for our services have steadily decreased since we first began operations. We expect we will experience an overall price decrease for our services due to competition, volume-based pricing and other factors. Currently, we charge higher prices for some of our services than some of our competitors do for similar services. As a result, we cannot assure you that our customers will select our services over those of our competitors. In addition, prices for digital communications services in general have fallen historically, and we expect this trend to continue. We also may need to reduce prices periodically in the future to respond to competition and to generate increased sales volume. In addition, it is likely that the FCC’s phase-out of line-sharing requirements will increase the cost of obtaining and maintaining a line-shared loop from the incumbent local telephone companies. If our costs for obtaining such network elements increase, we may need to raise our prices for line-shared services, or we may need to stop selling consumer grade line-shared services. As a result of these factors, we cannot predict whether demand for our services will exist at prices that enable us to achieve profitability.

Our internal controls may need to be improved.

      In the course of preparing our financial statements for the year ended December 31, 2000, internal control weaknesses were discovered, some of which continued into 2001 and 2002. During 2001 and 2002, we took corrective actions that we believe improved our internal controls. We are continuing our efforts to improve such controls. For example, our independent auditors identified a reportable condition in connection with their audit of our 2002 financial statements and had other comments regarding our controls and procedures in their management letters to us. In addition, in connection with our review of our financial statements for the quarter ended March 31, 2004, it became necessary to restate our financial statements for the quarters ended September 30, 2003 and December 31, 2003, as well as for the year ended December 31, 2003 in order to appropriately account for stock compensation matters. We have reviewed these and similar matters and have modified our controls and procedures to address them. However, some of these procedures and modifications are relatively new and may still need to be improved.

      Our growth continues to place stress on our internal controls, and we cannot assure you that our current control procedures will be adequate. In addition, as a result of the Sarbanes-Oxley Act of 2002, we are subject to new rules requiring our management to report, in our 2004 Annual Report, on the effectiveness of our internal controls over financial reporting, and further requiring our independent auditor to attest to this report, significant additional resources will be required to establish and maintain appropriate controls and procedures and to prepare the required financial and other information during this process. If we fail to have effective internal controls and procedures for financial reporting in place, we could be unable to provide timely and reliable financial information.

Some of our resellers are facing financial difficulties, which makes it more difficult to predict our revenues.

      Several of our reseller customers are facing financial difficulties, including bankruptcy. If a customer cannot provide us with reasonable assurance of payment, then we only recognize revenue when we collect cash for our services, assuming all other criteria for revenue recognition have been met, and only after we have collected all previous accounts receivable balances. For the six months ended June 30, 2004, we issued approximately $1.8 million in bills to our financially distressed customers, which were not recognized as revenue or accounts receivable when billed. Although we will continue to try to obtain payments from these customers, it is likely that one or more of these customers will not pay us for our services. With respect to resellers that are in bankruptcy proceedings, we similarly may not be able to collect sums owed to us by these customers and we also may be required to refund pre-petition amounts paid to us during the 90 days prior to the bankruptcy filing. We expect that some additional resellers will face financial difficulties in the future, which means that we may not receive payments from these resellers. As a result, we may need to terminate our contracts with some of these resellers, and we may have to disconnect end-users that are purchasing our services from these delinquent resellers. Disconnected end-users may not purchase our services from us or from another one of our other resellers. Even if we are able to transition these end-users to another reseller or to Covad.net, migrations require a significant amount of our resources and may cause disruptions in our processes and operations, which may impair our ability to install new lines.

Our development of our direct business poses operational challenges and may cause our resellers to place fewer orders with us or may cause us to lose resellers.

      Sales of services directly to end-user customers represent a significant part of our business. Some of our existing resellers may perceive us as a potential or actual competitor. As a result, these resellers may reduce the volume or the rate of growth of the sales of our services, or may cease to resell our services entirely.

The broadband communications industry is undergoing rapid technological changes, and new technologies may be superior to the technology we use.

      The broadband communications industry is subject to rapid and significant technological change, including continuing developments in DSL technology and alternative technologies for providing broadband communications, such as cable modem, satellite and wireless technology. As a consequence:

•	we will rely on third parties, including some of our competitors and potential competitors, to develop and provide us with access to new communications and networking technology;

•	our success will depend on our ability to anticipate or adapt to new technology on a timely basis; and

•	we expect that new products and technologies will emerge that may be superior to, or may not be compatible with, our products and technologies.

      If we fail to adapt successfully to technological changes or fail to obtain access to important technologies, our business will suffer.

A system failure could delay or interrupt service to our customers, which could reduce demand for our services.

      Our operations depend upon our ability to support our highly complex network infrastructure and avoid damage from fires, earthquakes, terrorist attacks, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated problem at our network operations center or any of our regional data centers could cause interruptions in our services. Additionally, failure of a traditional telephone company or other service provider to provide communications capacity as a result of a natural disaster, operational disruption, labor dispute or any other reason could cause interruptions in our services. We have previously had difficulties obtaining service from the traditional telephone companies due to their labor disputes. Any damage or failure that interrupts our operations could harm our business.

A breach of network security could delay or interrupt service to our customers, which could reduce demand for our services.

      Our network may be vulnerable to unauthorized access, computer viruses, worms and Trojan horses and other disruptions. Internet service providers, telecommunications carriers and corporate networks have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in our computer systems, our end-users and our reseller’s end-users. This might result in liability to us and also might deter potential customers from purchasing or reselling our services. We continue to implement security measures and develop additional security measures. We have not yet developed and implemented many of these security measures, and we may not implement such measures in a timely manner. Moreover, these measures, if and when implemented, may be circumvented, and eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our end-users and our reseller’s end-users, which could harm our business.

Our success depends on our retention of certain key personnel, our ability to hire additional key personnel and the maintenance of good labor relations.

      We depend on the performance of our executive officers and key employees. In particular, our senior management has significant experience in the data communications, telecommunications and personal computer industries, and the loss of any of them could negatively affect our ability to execute our business strategy. Additionally, we do not have “key person” life insurance policies on any of our employees.

      Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical, operations, sales, marketing, financial, legal, human resource, and managerial personnel as we add end-users to our network. Despite the downturn in the economy, competition for qualified personnel is intense. Some of the stock options held by our employees have lost a significant amount of value, making it more difficult to retain employees in a competitive market. In addition, in the event that our employees unionize, we could incur higher ongoing labor costs and disruptions in our operations in the event of a strike or other work stoppage.

We depend on a limited number of third parties for equipment supply, service and installation, and if we are unable to obtain these items from these third parties on a timely basis, then we may not be able to deliver our services as required.

      We rely on outside parties to manufacture our network equipment and provide certain network services. These services and equipment include:

•	equipment such as DSL access multiplexers, modems, routers and bridges, network routing and switching hardware;

•	customer premises equipment;

•	customer support;

•	network systems and database management software; and

•	Internet connectivity and Internet protocol services.

      We have in the past experienced supply problems with some of our vendors. Our existing vendors may not be able to meet our needs in a satisfactory and timely manner in the future, which may cause us to lose revenue. In addition, we may not be able to obtain additional vendors when needed. Our reliance on third-party vendors involves additional risks, including:

•	the possibility that some manufacturers will leave the DSL equipment business;

•	the absence of guaranteed capacity; and

•	reduced control over delivery schedules, quality assurance, production yields and costs.

      Any of these events could have a material adverse impact on our business and operating results.

We use third party vendors in India for tasks that were previously done by our employees.

      In 2003 we began using vendors with operations in India to assist us with software development and some customer support functions. Since we have historically used employees for most of our software development, we do not have experience in managing offshore software development projects. Because we are using a third-party vendor to manage the day to day operations, we do not have as much control over the hiring and oversight of the vendors’ employees. In addition, the differences in time zones, languages and culture may make it difficult to integrate the vendors’ software development teams with our internal resources. As a result, this arrangement may impair our ability to modify and improve our software and to develop new software in a timely manner. In addition, we have provided these vendors with access to our intellectual property. While we have taken certain contractual and procedural steps to protect our intellectual property, if any of the vendors or their employees improperly use our intellectual property, it may be more difficult for us to assert our intellectual property rights because we may not be able to use United States courts to enforce our rights.

      In outsourcing certain customer support functions to Indian vendors, we face similar integration problems as we do with our software outsourcing arrangements. In addition, these vendors may have difficulties communicating with our customers and resolving non-standard customer issues. We also may experience difficulties as we integrate the vendor’s systems with our own.

      India has experienced political uncertainty, civil unrest and terrorism and has been involved in conflicts with neighboring countries. If India becomes engaged in armed hostilities, particularly if these hostilities are protracted or involve the threat of or use of weapons of mass destruction, our vendors’ operations could be adversely affected. While we have attempted to contractually protect ourselves against calamities, if our vendors’ operations are adversely affected, our customer service and software development efforts could be negatively impacted.

      The shift to outsource production or development functions to foreign countries has recently generated negative media and public reactions. Some of our end-user customers, especially our retail customers, may become increasingly sensitive to the exodus of jobs, particularly white-collar jobs, to India and other countries. Our use of vendors in India to assist us with software development and some customer support functions may contribute or lead to consumer disaffection. Similarly, our wholesale customers and marketing partners may also be pressured to limit dealings with companies that outsource a part of their functions to other countries. If such a backlash were to occur, we may lose customers or our growth may be slowed, impairing our ability to scale our operations and delaying profitability.

We have made and may make acquisitions of complementary technologies or businesses in the future, which may disrupt our business and be dilutive to our existing stockholders.

      In addition to our recent acquisition of GoBeam, Inc., we intend to consider acquisitions of businesses and technologies in the future on an opportunistic basis. Acquisitions of businesses and technologies involve numerous risks, including the diversion of management attention, difficulties in assimilating the acquired operations, loss of key employees from the acquired company, and difficulties in transitioning key customer relationships. In addition, these acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt and large one-time expenditures. Any such acquisition may not provide the benefits originally anticipated, and there may be difficulty in integrating the service offerings and networks gained through acquisitions and strategic investments with our own. In a strategic investment where we acquire a minority interest in a company, we may lack control over the operations and strategy of the business, and we cannot guarantee that such lack of control will not interfere with the integration of services and distribution channels of the business with our own. Although we attempt to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, unexpected liabilities nevertheless may accompany such strategic investments and acquisitions.

We must pay federal, state and local taxes and other surcharges on our service, the levels of which are uncertain.

      Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate and intrastate services. Interstate surcharges include Federal Universal Service Fees and Common Carrier Regulatory Fees. In addition, state regulators impose similar surcharges and fees on intrastate services and the applicability of these surcharges and fees to our services is uncertain in many cases. The division of our services between interstate services and intrastate services is a matter of interpretation and may in the future be contested by the FCC or state authorities. The FCC is currently considering the jurisdictional nature of Internet service provider-bound traffic. A change in the characterization of jurisdictions could cause our payment obligations, pursuant to the relevant surcharges, to increase. In addition, periodic revisions by state and federal regulators of the applicable surcharges may increase the surcharges and fees we currently pay. In addition, we may be required to pay certain state taxes, including sales taxes, depending on the jurisdictional treatment of the services we offer. The amount of those taxes could be significant depending on the extent to which the various states choose to tax our services.

      The Federal government and many states apply transaction-based taxes to sales of our products and services and to our purchases of telecommunications services from various carriers. We are in discussions with Federal and state tax authorities regarding the extent of our transaction-based tax liabilities. It is reasonably possible that our estimates of our transaction-based tax liabilities could materially change in the near term. We may or may not be able to recover some of those taxes from our customers.

We are a party to litigation and adverse results of such litigation matters could negatively impact our financial condition and results of operations.

      On June 11, 2001, Verizon Communications filed a lawsuit against us in the United States District Court for the Northern District of California. Verizon is a supplier of telephone lines that we use to provide services to our customers. Verizon’s amended complaint claims that we falsified trouble ticket reports with respect to the phone lines that we ordered and seeks unspecified monetary damages (characterized as being “in the millions”) and injunctive relief. The current complaint asserts causes of action for negligent and intentional misrepresentation and violations of California’s unfair competition statute. On November 13, 2002, the District Court entered summary judgment in our favor and dismissed Verizon’s claims against us in their entirety. The Ninth Circuit Court of Appeals partially reversed this decision and determined that Verizon could attempt to pursue a claim against us for breach of contract. We believe we have strong defenses to this lawsuit, but litigation is inherently unpredictable and there is no guarantee we will prevail.

      In addition, we are a defendant in the litigation matters described in “Part II, Item 1. Legal Proceedings” of our quarterly report on Form 10-Q for the six months ended June 30, 2004. While we are vigorously defending these lawsuits, the total outcome of these litigation matters is inherently unpredictable, and there is no guarantee we will prevail. Adverse results in any of these actions could negatively impact our financial condition and results of operations and, in some circumstances; result in a material adverse effect on us. In addition, defending such actions could result in substantial costs and diversion of resources that could adversely affect our financial condition, results of operations and cash flows.

Our intellectual property protection may be inadequate to protect our proprietary rights.

      We regard certain aspects of our products, services and technology as proprietary. We attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. These methods may not be sufficient to protect our technology. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently.

      Currently, we have been issued thirteen patents and we have a number of additional patent applications pending. We intend to prepare additional applications and to seek patent protection for our systems and services. These patents may not be issued to us. If issued, they may not protect our intellectual property from competition. Competitors could design around or seek to invalidate these patents.

      Effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. The global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. The steps that we have taken may not prevent misappropriation or infringement of our technology. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could harm our business.

Risks Related to Ownership of the Debentures and Our Common Stock

The unpredictability of our revenues, along with other factors, may cause the price of our common stock, and consequently the trading price of the Debentures, to fluctuate significantly and could cause them to decline.

      The market price for our common stock has been, and is likely to continue to be, highly volatile and, therefore, the trading price of the Debentures may fluctuate significantly, which may result in losses to investors. We believe that a number of factors contribute to this fluctuation, and may cause our stock price, and consequently the value of the Debentures, to decline in the future. While it is not possible to foresee all of the events that could adversely affect the price of our common stock or cause such price to remain volatile, a few of the factors include:

•	state and federal regulatory and legislative actions;

•	general economic conditions and the condition of the telecommunications industry;

•	our ability to maintain existing customers and add new customers and recognize revenue from distressed resellers;

•	our ability to reach profitability and cash flow positive operations;

•	adverse litigation results;

•	announcements of new products, services or pricing by our competitors or the emergence of new competing technologies;

•	our failure to meet the expectations of investors or of analysts;

•	the adoption of new, or changes in existing, accounting rules, guidelines and practices, which may materially impact our financial statements and may materially alter the expectations of securities analysts or investors;

•	the level of demand for Internet access and VoIP services; and

•	departures of key personnel.

The trading of our common stock on Nasdaq’s Over-the-Counter Bulletin Board contributes to volatility and may limit the liquidity of our common stock.

      We were delisted from the Nasdaq National Market on July 20, 2001 and our common stock currently trades on Nasdaq’s Over-the-Counter Bulletin Board. This contributes to our volatility and may affect the liquidity of our common stock.

      The stock market has periodically experienced significant price and volume fluctuations that have particularly affected the market prices of common stock of technology companies. These changes have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also negatively affect the market price of our common stock and the Debentures. In addition, the issuance of the Debentures may encourage short selling in our common stock by market participants.

Substantial leverage and debt service obligations may adversely affect our cash flow and could result in a default on the Debentures or our other obligations.

      As a result of the issuance of the Debentures, our total indebtedness has increased substantially. As of June 30, 2004, we had approximately $155 million of total contractual debt, lease and purchase obligations. We may also add equipment loans and lease lines to finance capital expenditures and may obtain additional long-term debt, working capital lines of credit and lease lines. For the past four years, we have not had enough earnings to cover our fixed charges (see “Ratio of Earnings to Fixed Charges”). If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal and interest on the Debentures, we would be in default under the terms of the agreements governing the Debentures, which could, in turn, cause defaults under our other existing and future debt obligations. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation or reorganization, SBC will have a secured claim to our assets, prior to the satisfaction of any unsecured claim from such assets, to cover any remaining balance on the $75 million prepayment for our services that SBC provided to us. As a result, holders of our equity will only be entitled to payment from the remaining assets, if any, after satisfying all indebtedness and returning any unused portion of the prepayment for services.

      Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

The Debentures are unsecured, and future indebtedness could effectively rank senior to the Debentures.

      The Debentures are unsecured and rank equal in right of payment with our existing and future unsubordinated and unsecured indebtedness. The Debentures are effectively subordinated in right of payment to any secured debt to the extent of the value of the assets that secure the indebtedness. The Debentures are also be “structurally subordinated” in right of payment to all indebtedness and other liabilities, including trade payables and lease obligations, of our existing and future subsidiaries. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the Debentures, payment on the Debentures could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the Debentures then outstanding.

      As of June 30, 2004, we had outstanding a collateralized customer deposit of $56.3 million, which is effectively senior to the Debentures. As of June 30, 2004, our subsidiaries had no outstanding liabilities, excluding intercompany indebtedness and trade payables.

      The indenture governing the Debentures does not prohibit or limit us or our subsidiaries from incurring additional indebtedness and other liabilities, or from pledging assets to secure such indebtedness and liabilities. The incurrence of additional indebtedness and in particular the granting of a security interest to secure the indebtedness, could adversely affect our ability to pay our obligations on the Debentures. We anticipate that from time to time we will incur additional indebtedness in the future.

We may not have the ability to purchase the Debentures.

      Upon the occurrence of a change in control, we would be required under the indenture governing the Debentures to purchase all outstanding Debentures tendered to us by the holders of such Debentures. In addition, you may require us to purchase your Debentures on March 15, 2009, March 15, 2014 or March 15, 2019. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the purchase price for all Debentures tendered by the holders and future credit agreements may restrict our ability to make such payments. Future credit agreements or other agreements relating to other indebtedness to which we become a party may contain similar provisions. Any failure to purchase the Debentures when required will result in an event of default under the indenture. For more information, see “Description of the Debentures — Repurchase by Holders Upon a Change of Control.”

The Debentures are not protected by restrictive covenants.

      The indenture governing the Debentures does not contain any financial or operating controls or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. For example, the indenture does not restrict our ability in the future to enter into additional credit facilities that may be secured and accordingly be effectively senior to the Debentures. The indenture contains no covenants or other provisions to afford protection to holders of the Debentures in the event of a change in control involving us, except to the extent described under “Description of Debentures.”

There is no public market for the Debentures, and the transfer of the Debentures will be restricted.

      There is no public trading market for the Debentures. We do not intend to apply for listing of the Debentures on any securities exchange or other stock market. At the time of the initial issuance of the Debentures in March 2004, the initial purchasers of the Debentures advised us that they intended to make a public market in the Debentures. However, the initial purchasers are not obligated to make a market and they could stop making a market in the Debentures at any time without notice. In addition, their market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no market for the Debentures may develop, and any market that develops may not last. If an active market for the Debentures fails to develop or be sustained, the market price of the Debentures could decline.

The Debentures may not be rated or may receive a lower rating than anticipated, which may harm the market price of the Debentures and our common stock.

      The Debentures have not been rated and we believe it is unlikely that the Debentures will be rated. However, if one or more rating agencies rates the Debentures and assigns the Debentures a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the Debentures and the price of our common stock would decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including those in the section of this prospectus entitled “Risk Factors” and in our filings with the SEC, including our most recent amended annual report on Form 10-K/A and quarterly reports on Form 10-Q, which are incorporated by reference into this prospectus.

      Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects” and variations of these words and similar expressions are intended to identify forward-looking statements. Examples of such forward-looking statements include but are not limited to:

•	the impact of the Federal Communications Commission, or FCC, decision in the Triennial Review order, and any court decision affecting that order, and our ability to obtain access to line-sharing at rates that allow us to sell consumer-grade services to new customers;

•	expectations regarding the continuing deployment of local voice services by providers other than the incumbent local telephone companies and our ability to bundle our data services with the voice services of these alternative providers;

•	expectations regarding our ability to become cash-flow positive;

•	expectations regarding the extent to which customers purchase our services;

•	expectations regarding our relationships with our strategic partners and other potential third parties;

•	expectations as to pricing for our services in the future;

•	expectations regarding our margins on our service offerings;

•	the possibility that we will increase our revenues;

•	plans to make strategic investments and acquisitions and the effect of such investments and acquisitions;

•	estimates and expectations of future operating results, including expectations regarding when we anticipate operating on a cash flow positive basis, the adequacy of our cash reserves and the number of installed lines;

•	plans to develop and commercialize value-added services;

•	our anticipated capital expenditures;

•	plans to enter into business arrangements with broadband-related service providers;

•	the effect of regulatory changes;

•	the effect of litigation currently pending; and

•	other statements contained in this prospectus regarding matters that are not historical facts.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless we are required to do so by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

      Market data used throughout this prospectus, including information relating to our relative position in the high-speed Internet connectivity industry, is based on independent industry sources, other publicly available information and the good faith estimates of our management. Although we believe that such sources are reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for each of the periods indicated is as follows:

								Six Months Ended
	Year Ended December 31,							June 30,

	1999	2000	2001	2002		2003		2003		2004

Ratio of earnings to fixed charges(1)	—(2)	—(2)	4.7(1)	$	—(2)	$	—(2)	$	—(2)	$	—(2)

(1)	For the purposes of computing the ratio of earnings to fixed charges, earnings consist of (a) income or loss before income taxes, excluding equity in losses of unconsolidated subsidiaries and the cumulative effects of changes in accounting principles and (b) fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of capitalized debt issuance costs and an estimated interest factor attributable to rentals.

(2)	The pre-tax losses from continuing operations for the years ended December 31, 1999, 2000, 2002 and 2003 and for the six months ended June 30, 2004 are not sufficient to cover fixed charges by a total of approximately $198.0 million in 1999, $1,430 million in 2000, $182.9 million in 2002, $111.0 million in 2003 and $20.4 million for the six months ended June 30, 2004. As a result, the ratio of earnings to fixed charges has not been computed for any of these periods.

USE OF PROCEEDS

      We will not receive any of the proceeds from the selling securityholders’ sale of the Debentures or shares of our common stock issuable upon conversion of the Debentures.

      On March 11, 2004, the Company used a portion of the net proceeds of the offering to repay its 11% note payable to SBC. The payment amounted to $56.6 million which included $50 million of principal and $6.6 million of accrued interest.

SELLING SECURITYHOLDERS

      The following table presents the name of each selling securityholder and the principal amount of Debentures and number of shares of common stock that each selling securityholder may offer under this prospectus. In March 2004, the Debentures were originally issued by us and sold by the initial purchaser in transactions exempt from the registration requirements of the Securities Act. To our knowledge, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

      Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities beneficially owned. The principal amounts of Debentures provided in the table below are based on information provided to us by each of the selling securityholders as of September 21, 2004. The number of shares of common stock that may be sold is calculated based on the current conversion rate of 315.04 shares of common stock per $1,000 principal amount in Debentures. With the exception of, the holders noted in the table below, each selling securityholder named below converted all of its Debentures, each would own less than 1% of our outstanding common stock. The percentage of common stock outstanding is calculated based on 263,455,128 shares of our common stock outstanding as of September 21, 2004.

      Since the selling stockholders provided this information, each of them may have sold, transferred or otherwise disposed of all or a portion of their Debentures in a transaction exempt from the registration requirements of the Securities Act. The information in this table assumes that holders of the securities do not beneficially own any shares of common stock of Covad other than common stock into which the Debentures are convertible. Information concerning additional selling securityholders not identified in this prospectus shall be set forth in post-effective amendments. Transferees, successors and donees of selling securityholders identified in this prospectus may be named in supplements to this prospectus. In addition, the conversion rate, and therefore the number of shares of our common stock issuable upon conversion of the Debentures, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease.

	Principal Amount
	of Debentures		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned That May	Debentures	That May be	Common Stock
Name of Beneficial Owner	be Sold	Outstanding	Sold(1)	Outstanding

Whitebox Convertible Arbitrage Partners L.P.(2)	25,000,000	20.0%	7,876,000	3.0%
Aristeia International Limited(3)	12,300,000	9.8%	3,874,992	1.5%
JP Morgan Securities Inc.(4)	9,500,000	7.6%	2,992,880	1.1%
Whitebox Convertible Arbitrage Master Fund LP(5)	5,000,000	4.0%	1,575,200	*
Highbridge International LLC	5,000,000	4.0%	1,575,200	*
Fidelity Puritan Trust: Fidelity Balance Fund(6)	5,000,000	4.0%	1,575,200	*
Pandera Select Partners, L.P.(7)	5,000,000	4.0%	1,575,200	*
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	4,220,000	3.4%	1,329,469	*
Banc of America Securities LLC(8)	3,090,000	2.5%	973,474	*
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.(9)	2,910,000	2.3%	916,766	*
BNP Paribas Equity Strategies, SNC(10)	2,760,000	2.2%	869,510	*
Aristeia Trading LLC(11)	2,700,000	2.2%	850,608	*
EagleRock Master Fund(12)	2,700,000	2.2%	850,608	*
JMG Triton Offshore Fund, Ltd.(13)	2,500,000	2.0%	787,600	*
JMG Capital Partners, LP(13)	2,500,000	2.0%	787,600	*
Aristeia International Limited(3)	2,050,000	1.6%	645,832	*
Canyon Value Realization Fund (Cayman), Ltd.(14)	2,050,000	1.6%	645,832	*
Victus Capital, LP(15)	1,750,000	1.4%	551,320	*
Canyon Capital Arbitrage Master Fund, Ltd.(16)	1,500,000	1.2%	472,560	*
KBC Financial Products USA, Inc.(17)	1,500,000	1.2%	472,560	*
National Bank of Canada(18)	1,500,000	1.2%	472,560	*
Argent Classic Convertible Arbitrage Fund L.P.(19)	1,150,000	*	362,296	*
Tonga Partners, L.P.(20)	1,092,100	*	344,055	*
Fidelity Financial Trust: Fidelity Convertible Securities Fund(6)	1,000,000	*	315,040	*
Grace Brothers Ltd.(21)	1,000,000	*	315,040	*
Singlehedge US Convertible Arbitrage Fund(9)	780,000	*	245,731	*
Canyon Value Realization Fund, L.P.(22)	750,000	*	236,280	*
Sturgeon Limited(9)	562,000	*	177,053	*
CNH CA Master Account, L.P.(23)	500,000	*	157,520	*
Tenor Opportunity Master Fund, Ltd.(24)	500,000	*	157,520	*
Lyxor/ Convertible Arbitrage Fund Limited(9)	488,000	*	153,740	*

	Principal Amount
	of Debentures		Shares of
	Beneficially	Percentage of	Common Stock	Percentage of
	Owned That May	Debentures	That May be	Common Stock
Name of Beneficial Owner	be Sold	Outstanding	Sold(1)	Outstanding

Aristeia Trading LLC(11)	450,000	*	141,768	*
Xavex Convertible Arbitrage 10 Fund(25)	430,000	*	135,467	*
RHP Master Fund, Ltd.(26)	360,000	*	113,414	*
Canyon Value Realization Mac 18, Ltd (RMF)(14)	300,000	*	94,512	*
Nader Tavakoli	300,000	*	94,512	*
Rock Capital Partners, LLC(27)	250,000	*	78,760	*
Argent Classic Convertible Arbitrage Fund II, L.P.(19)	200,000	*	63,008	*
Other Selling Securityholders(28)	14,357,900	11.5%	4,523,313	1.7%
Donees of Selling Securityholders(29)
Total Securities that may be sold:	125,000,000	100.0%	39,380,000

*	Less than 1%

(1)	The numbers in this column include the Debentures held by each beneficial owner, as converted to shares of our common stock at the current conversion rate of 315.04 shares of common stock per $1,000 principal amount of Debentures. However, this conversion rate is subject to adjustment as described under “Description of Debentures — Conversion of Debentures.” As a result, the amount of common stock issuable upon conversion of the Debentures in the future may increase or decrease.

(2)	Andrew Redleaf is a managing partner of Whitebox Convertible Arbitrage Advisors LLC, which is a managing partner of this selling securityholder. Mr. Redleaf may be deemed to have dispositive and voting power over these securities.

(3)	Aristeia Capital, LLC is the investment manager for this selling securityholder and has dispositive and voting power over these securities. Robert H. Lynch, Jr., Anthony Frascella and Kevin Toner, as managing partners of Aristeia Capital LLC, may be deemed to have dispositive and voting power over these securities.

(4)	This selling securityholder has identified itself as a registered broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(5)	Andrew Redleaf is a managing member of Whitebox Beta Group LLC, which is a managing partner of this selling securityholder. Mr. Redleaf may be deemed to have sole voting and sole investment power over these securities.

(6)	Fidelity Management & Research Company is a registered investment advisor and provides investment advisory services to this selling securityholder and may be deemed to have voting and investment power over these securities.

(7)	Andrew Redleaf is a managing member of Pandera Select Advisors LLC, which is a general partner of the selling securityholder. Mr. Redleaf may be deemed to have voting and investment power over these securities.

(8)	This selling securityholder has identified itself as a registered broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(9)	CooperNeff Advisors is the investment advisor to this selling securityholder and has sole investment and shared voting control over these securities. Christian Menestrier, as the chief executive officer of CooperNeff Advisors Inc., may be deemed to have dispositive and voting control over these securities.

(10)	CooperNeff Advisors is the investment advisor to this selling securityholder and has sole investment and shared voting control over these securities. Christian Menestrier, as the chief executive officer of CooperNeff Advisors Inc., may be deemed to have dispositive and voting control over these securities.

In addition, this selling securityholder has identified itself as an affiliate of a broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(11)	Aristeia Capital, LLC is the investment manager for this selling securityholder and has dispositive and voting power over these securities. Robert H. Lynch, Jr., Anthony Frascella and Kevin Toner, as managing partners of Aristeia Capital LLC, may be deemed to have dispositive and voting power over these securities. In addition, this selling securityholder has identified itself as a registered broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(12)	Nader Tavakoli is a managing partner of this selling securityholder and may be deemed to have voting and investment control over these securities.

(13)	Pacific Assets Management LLC is a registered investment adviser with the SEC and is the investment manager to this selling securityholder and, as such, has dispositive and voting power over these securities.

(14)	Canyon Capital Advisors LLC is an investment adviser to this selling securityholder. Joshua S. Friedman, Mitchell R. Julis, R. Christian Evensen and K. Robert Turner, as managing partners of Canyon Capital Advisors LLC and as owners of all of the ordinary shares of this securityholder, share dispositive and voting power over these securities. In addition, this securityholder has represented that it is an affiliate of a registered broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(15)	This selling securityholder has identified itself as an affiliate of a broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(16)	Canyon Capital Advisors LLC is an investment adviser to this selling securityholder and has dispositive and voting power over these securities. Joshua S. Friedman, Mitchell R. Julis, R. Christian Evensen and K. Robert Turner, as managing partners of Canyon Capital Advisors LLC, may be deemed to have dispositive and voting power over these securities.

(17)	Luke Edwards, as managing directors of this selling securityholder, has dipositive and voting control over these securities. In addition, this selling securityholder has identified itself as an affiliate of a broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(18)	Robin Shan and Alexander Robinson, as directors of Putnam Lowell NBF Securities, Inc., which serves as an investment advisor to the selling securityholder, may be deemed to share dispositive and voting control over these securities. In addition, this selling securityholder has identified itself as an affiliate of a broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(19)	Nathanial Brown and Robert Richardson, as managing members of Argent Management Company, may be deemed to have dispositive and voting control over these securities.

(20)	Cannell Capital, LLC. is the controlling entity of this selling securityholder. James Carlo Cannell, as the controlling person of Cannell Capital, may be deemed to have dispositive and voting power over these securities.

(21)	Bradford Whitmore and Michael Brailon may be deemed to have dispositive and voting power over these securities. In addition, this selling securityholder has identified itself as an affiliate of a broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(22)	Canpartners Investments III, LP and Canyon Capital Advisors LLC, as partners of this selling securityholder may be deemed to have dispositive and voting control over these securities. Joshua S. Friedman, Mitchell R. Julis, R. Christian B. Evensen and K. Robert Turner, as managing partners of Canyon Capital Advisors, may also be deemed to share dispositive and voting power over these securities. In addition, this selling securityholder has identified itself as an affiliate of a broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(23)	CNH Partners LLC is the investment advisor of the selling securityholder and has sole voting and dispositive power over these securities. Robert Krail, Mark Mitchell and Todd Palvino, as investment principals for CNH Partners LLC, may be deemed to share dispositive and voting power over these securities.

(24)	Robin Shah and Alexander Robinson may be deemed to have dispositive and voting power over these securities.

(25)	Nathanial Brown and Robert Richardson, as managing members of Argent International Management Company LLC, may be deemed to have dispositive and voting control over these securities.

(26)	This selling securityholder is a party to an investment management agreement with Rock Hill Investment Management, LP, a limited partnership of which the general partner is RHP General Partner LLC. Pursuant to such agreement, Rock Hill Investment Management directs the disposition and voting of shares owned by this selling securityholder.

(27)	Howard Chaltin, as a managing member of this selling securityholder, has sole dispositive and voting power over these securities. In addition, this selling securityholder has identified itself as an affiliate of a broker-dealer. See “Plan of Distribution” for required disclosure on this selling securityholder.

(28)	Other selling securityholders will not be able to use this prospectus unless they are named in this prospectus by post-effective amendment or supplement; provided that new names may be substituted by means of a prospectus supplement if the change is not material, the number of securities or the dollar amount registered does not change, and the new owners’ securities can be traced to any of the named selling securityholders.

(29)	Includes securities received from selling securityholders after the effective date of the registration statement. Assumes that any other holders of Debentures or any future transferee from any holder does not beneficially own any common stock other than 500 or fewer shares of common stock into which the notes are convertible at the conversion rate of 315.04 shares of common stock per $1,000 principal amount of notes, as adjusted from time to time.

PLAN OF DISTRIBUTION

      We are registering the Debentures, and shares of our common stock issuable upon conversion of the Debentures, on behalf of the selling securityholders. The selling securityholders acquired their Debentures from the initial purchaser who purchased the Debentures from us in March 2004. This prospectus covers the resale of the selling securityholders’ Debentures and the shares of common stock that we issue if and when their Debentures are converted. The selling securityholders are bound by a registration rights agreement with us. To our knowledge, the selling securityholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the sale of the securities covered by this prospectus.

      The selling securityholders may offer and sell Debentures or shares from time to time. In addition, a selling securityholder’s donees, pledgees, transferees and other successors in interest may sell Debentures or shares received from a selling securityholder after the date of this prospectus as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The securities covered by this prospectus may be sold from time to time directly by the selling securityholders or through underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions.

      The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Sales may be in transactions, which may involve block transactions, as follows:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on an exchange or quotation service or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the securities covered by this prospectus and deliver such securities to close out these short positions, or loan or pledge registered securities to broker-dealers that in turn may sell them. The selling securityholders may also engage in similar transactions. In addition, securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 144A under the Securities Act rather than under this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the Debentures and the underlying common stock by other means not described in this prospectus.

      Transactions under this prospectus may or may not involve brokers or dealers. The selling securityholders may sell securities directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in selling securities. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents may also receive compensation in the form of discounts, concessions or commissions from the purchasers of securities for whom the broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might exceed customary commissions.

      Each selling securityholder that is an affiliate of a registered broker-dealer has represented to us that it purchased the securities in the ordinary course of business and that at the time of such purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

      The selling securityholders who have identified themselves as broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act in connection with sales of securities covered by this prospectus. As a result, any commission, discount or concession received by a broker-dealer and any profit on the resale of securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because selling securityholders are deemed to be underwriters within the meaning of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      The selling securityholders and any other person participating in a distribution of the Debentures or our common stock will be subject to the Exchange Act. The rules under the Exchange Act include Regulation M, which limits the timing of purchases and sales of the securities by participants in a distribution. In addition, Regulation M restricts the ability of any person engaged in a distribution to engage in market-making activities for the Debentures and common stock being distributed for a period of up to five business days before the distribution starts. This may affect the marketability of the Debentures and the shares and the ability of any person or entity to engage in market-making activities in the Debentures and shares. Each selling securityholder agreed that it will comply with Regulation M in connection with the securities cover by this prospectus.

      We will use our reasonable efforts to keep this shelf registration statement effective until the earliest of:

•	the date when all of the registrable securities have been transferred pursuant to this shelf registration statement or pursuant to Rule 144 under the Securities Act, as amended or any similar provision then in effect; and

•	the date when the holders of the Debentures and common stock issuable upon conversion of the Debentures are able to sell such securities immediately without regard to the volume limitation provisions of Rule 144 under the Securities Act.

      We are permitted to suspend the use of this prospectus for up to a total of 45 days or, in certain circumstances, for up to 60 days, in any 90-day period or a total of 90 days in any twelve-month period under circumstances relating to pending corporate developments, public filings with the SEC and similar events.

      We have agreed to pay the expenses of registering the Debentures and the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees.

      We and the selling securityholders have agreed to indemnify each other and other related parties against specified liabilities, including liabilities arising under the Securities Act.

      Our common stock is listed on the NASDAQ OTC Bulletin Board under the symbol “COVD.OB” The Debentures are eligible for the PORTAL Market. However, Debentures sold using this prospectus will no longer be eligible for PORTAL. We do not intend to apply for the listing of the Debentures on any securities exchange or for quotation through the NASDAQ National Market. Accordingly, we cannot assure you that the Debentures will be liquid or that any trading for the Debentures will develop.

DESCRIPTION OF DEBENTURES

      The Debentures were under an indenture, dated as of March 10, 2004, between us and The Bank of New York, a New York banking corporation, as trustee. Initially, the trustee will also act as paying agent, conversion agent and calculation agent for the Debentures. The terms of the Debentures include those provided in the indenture and those provided in the registration rights agreement between us and the initial purchasers of the Debentures, which we entered into with the initial purchasers.

      The following description is only a summary of the material provisions of the Debentures, the indenture and the registration rights agreement. It does not restate these agreements in their entirety. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the Debentures. A copy of the indenture and the registration rights agreement are listed as exhibits to the registration statement in connection with this prospectus.

      When we refer to “Covad,” “we,” “our” or “us” in this section, we refer only to Covad Communications Group, Inc., a Delaware corporation, and not its subsidiaries.

Brief Description of the Debentures

      The Debentures:

•	are $125,000,000 in aggregate principal amount;

•	bear cash interest at a rate of 3% per annum, payable on each March 15 and September 15 of each year, beginning September 15, 2004;

•	were issued only in denominations of $1,000 principal amount and integral multiples thereof;

•	are our senior unsecured obligations of Covad, ranking equally with all of our other existing and future obligations that are unsecured and unsubordinated; as indebtedness of Covad, the Debentures are effectively subordinated to all indebtedness and liabilities of our subsidiaries;

•	are convertible into our common stock initially at a conversion rate of 315.04 shares per $1,000 principal amount of Debentures (equivalent to an initial conversion price of approximately $3.1742 per share), under the conditions and subject to such adjustments as are described under “— Conversion Rights”;

•	permit us to satisfy our conversion obligation in cash, shares of our common stock or a combination of cash and shares of our common stock;

•	will be redeemable at our option in whole or in part beginning on March 20, 2009, upon the terms set forth under “— Optional Redemption by Us”;

•	are subject to repurchase by us at your option on March 15, 2009, March 15, 2014 or March 15, 2019, upon the terms set forth below under “— Repurchase at the Option of Holders — Optional Repurchase Dates”;

•	are subject to repurchase by us at your option upon a change of control of Covad, upon the terms set forth below under “— Repurchase at the Option of Holders — Repurchase of Holders Upon a Change of Control”;

•	will be due on March 15, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at your option; and

•	benefit from the provisions of a registration rights agreement and bear liquidated damages if we fail to comply with certain of our obligations under such agreement as set forth under “— Registration Rights.”

      The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of Covad, except to the extent described under “— Repurchase at the Option of Holders — Repurchase of Holders Upon a Change of Control” below.

      No sinking fund is provided for the Debentures and the Debentures are not be subject to defeasance. The Debentures were issued only in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

      You may present definitive Debentures for conversion and registration of transfer and exchange at our office or agency in New York City, which shall initially be the principal corporate trust office of the trustee currently located at 101 Barclay Street, 8W, New York, NY 10286. For information regarding conversion, registration of transfer and exchange of global Debentures, see “— Book Entry, Form and Denomination.” No service charge will be made for any registration of transfer or exchange of Debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      We will make all payments on global Debentures to The Depository Trust Company, or DTC, in immediately available funds.

      You may not sell or otherwise transfer the Debentures or the common stock issuable upon conversion of the Debentures except in compliance with the provisions set forth below under “— Registration Rights.”

Ranking

      The Debentures are our senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured obligations. On June 30, 2004, we had a collateralized customer deposit of $56.3 million, all of which are effectively senior to the Debentures. The Debentures are not be guaranteed by any of our subsidiaries and, accordingly, the Debentures are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of June 30, 2004, our subsidiaries had no indebtedness, excluding intercompany indebtedness and trade payables. Neither we nor our subsidiaries will be restricted under the indenture from incurring additional senior indebtedness or other additional indebtedness.

Interest

      The Debentures bear interest at a rate of 3% per annum from March 10, 2004. We will pay interest semiannually on March 15 and September 15 of each year, beginning September 15, 2004, to the holders of record at the close of business on the preceding March 1 and September 1, respectively. There is one exception to the preceding sentence:

•	In general, we will not pay accrued and unpaid interest on any Debentures that are converted into our common stock. Instead, accrued interest will be deemed paid by the common stock received by holders on conversion. If you surrender Debentures for conversion after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on that interest payment date accrued and unpaid interest on those Debentures, notwithstanding your conversion of those Debentures prior to that interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender Debentures for conversion, you must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but on or prior to the corresponding interest payment date, (2) we have specified a repurchase date following a change of control that is during such period or (3) any overdue interest exists at the time of conversion with respect to the Debentures converted. Accordingly, under these circumstances you will not be required to pay us, at the time that you surrender those Debentures for conversion, the amount of interest you will receive on the interest payment date.

      Except as provided below, we will pay interest on global Debentures to DTC in immediately available funds:

•	any definitive Debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those Debentures; and

•	any definitive Debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those Debentures.

      At maturity we will pay interest on the definitive Debentures at our office or agency in New York City which initially will be the principal corporate trust office of the trustee presently located at 101 Barclay Street, 8W, New York, NY 10286. We will make payments of interest at maturity on global Debentures to DTC, in immediately available funds.

      Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      If any interest payment date (other than an interest payment date coinciding with the stated maturity date, earlier redemption date, repurchase date or change of control repurchase date) of a Debenture falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date, redemption date, repurchase date or change of control repurchase date of a Debenture would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date, repurchase date or change of control repurchase date to such next succeeding business day. The term “business day” means, with respect to any Debenture, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Conversion Rights

General

      You may convert any outstanding Debentures into shares of our common stock, initially at a conversion rate of 315.04 shares per $1,000 principal amount of the Debentures (equal to an initial conversion price of approximately $3.1742). The conversion rate and the corresponding conversion price in effect at any given time will be subject to adjustment as described below.

      We will not issue fractional shares of common stock upon conversion of the Debentures. Instead, we will pay the cash value of such fractional shares based upon the sale price of our common stock on the business day immediately preceding the conversion date. You may convert Debentures only in denominations of $1,000 principal amount and integral multiples thereof.

      If you have exercised your right to require us to repurchase your Debentures in the circumstances described under “— Repurchase at the Option of Holders,” you may convert your Debentures into our common stock only if you withdraw your repurchase notice or change of control repurchase notice and convert your Debentures prior to the close of business on the repurchase date or change of control repurchase date, as applicable.

      You may surrender Debentures for conversion into our common stock at any time prior to the stated maturity.

Conversion Procedures

      By delivering to the holder the number of shares issuable upon conversion or the amount of cash determined as set forth below under “— Payment Upon Conversion,” together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the Debentures. That is, accrued and unpaid interest, if any, will be deemed to be paid in full rather than canceled, extinguished or forfeited.

      You will not be required to pay any stamp, transfer or other similar taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any taxes or duties which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

      Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under “— Payment Upon Conversion.”

      To convert a definitive Debenture, you must:

•	complete the conversion notice on the back of the Debentures (or a facsimile thereof);

•	deliver the completed conversion notice and the Debentures to be converted to the specified office of the conversion agent; and

•	pay all stamp, transfer or other similar taxes or duties, if any, as described above.

      To convert interests in a global Debenture, you must comply with the last bullet above and deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. The “conversion date” will be the date on which all of the foregoing requirements have been satisfied and cash settlement notice period and, if we elect to pay all or a portion in cash, the cash settlement averaging period have expired. The Debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the Debentures are converted or the amount of cash determined as set forth below under “— Payment Upon Conversion,” (and cash in lieu of any fractional shares) will be delivered to you as soon as practicable on or after the conversion date.

     Payment Upon Conversion

      Conversion on or Prior to the Final Notice Date. In the event that we receive your notice of conversion on or prior to the day that is 20 days prior to stated maturity or, with respect to Debentures being redeemed, the applicable redemption date (the “final notice date”), the following procedures will apply:

      If we choose to satisfy all or any portion of our obligation to deliver common stock upon conversion (the “conversion obligation”) in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of your notice of conversion (“cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period immediately following the cash settlement notice period (“conversion retraction period”). If no such election is made, no such retraction can be made (and a conversion notice shall be irrevocable).

      Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares, for each $1,000 original principal amount of Debentures, equal to the then current conversion rate; provided that if on the date you submit your notice of conversion (x) you hold Debentures that are neither registered under the Securities Act nor immediately freely saleable pursuant to Rule 144(k) under the Securities Act and (y) there exists a registration default as defined under “— Registration Rights,” for purposes of this bullet (including for purposes of calculations pursuant to the last bullet of this paragraph), the conversion rate shall be multiplied by 103%. We will pay cash for all fractional shares of common stock. The cash payment for fractional shares will be based on the sale price of our common stock on the trading day immediately prior to the conversion date.

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to you, for each $1,000 original principal amount of Debentures, cash in an amount equal to the product of the then-current conversion rate and the average sale price of our common stock for the 20 trading-day period beginning the day after the conversion retraction period (the “cash settlement averaging period”).

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount (“cash amount”) and a number of shares, for each $1,000 original principal amount of Debentures, equal to the then current conversion rate, plus liquidated damages shares equal to the interest payable by the Company pursuant to the registration rights agreement upon a registration default, if any, minus the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) 5% of the cash amount, divided by (y) the sale price of our common stock on such day; provided, however, that the number of shares will not be less than zero. We will pay cash for all fractional shares of common stock. The cash payment for fractional shares will be based on the sale price of our common stock on the trading day immediately prior to the conversion date.

      If we choose to satisfy all or any portion of the conversion obligation in cash and the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the cash settlement averaging period. If we choose to satisfy the entire conversion obligation in shares of our common stock then settlement will occur on the third business day following the conversion date.

      Conversion after the Final Notice Date. In the event that we receive your notice of conversion after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Instead, if we choose to satisfy all or any portion of the conversion obligation in cash after the final notice date, we will send, on or prior to final notice date, a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount). Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “Payment Upon Conversion — Conversion on or Prior to the Final Notice Date” except that the “cash settlement averaging period” shall be the 20 trading-day period beginning on the day after receipt of your notice of conversion. If we do not elect to satisfy all or any portion of the conversion obligation in cash, then settlement will occur on the first business day following the conversion date.

     Conversion Rate Adjustments

We will adjust the conversion rate if any of the following events occur:

(1) We issue our common stock as a dividend or distribution on our common stock.

(2) We issue to all holders of common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at a price per share of less than the closing price of a share of our common stock on the record date for the distribution.

(3) We subdivide or combine our common stock.

(4) We distribute to all holders of our common stock capital stock, evidences of indebtedness or assets, including securities (but excluding (i) rights or warrants listed in (2) above, (ii) dividends or distributions listed in (1) above, (iii) distributions consisting exclusively of cash listed in (5) below; and (iv) dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, statutory share exchange, sale or conveyance to the extent that it resulted in an adjustment to the conversion consideration).

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales price of those securities (where such closing sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the “ex-dividend date” for such distribution on the Nasdaq’s “OTC Bulletin Board” or such other national or regional exchange or market on which the securities are then listed or quoted.

(5) We distribute to substantially all holders of our common stock cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up on our common stock, in which event the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the current market price of our common stock; and

•	the denominator of which will be the current market price of our common stock minus the amount per share of such dividend or the amount of such distribution.

(6) We or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased by multiplying it by a fraction,

•	the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (ii) the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer; and

•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

(7) Someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, in which event each conversion rate will be increased by multiplying such conversion rate by a fraction,

•	the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable to our stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchange and not withdrawn as of the expiration of the offer and (ii) the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer; and

•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

The adjustment referred to in this clause (7) will be made only if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

      We will not make any adjustment if holders of the Debentures may participate in the transactions described above without converting.

      “Current market price” of our common stock on any day means the average of the sale prices of our common stock (as defined above under “— Conversion — General”) for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation.

      “Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if our common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which our common stock is then traded.

      To the extent that we have a rights plan in effect upon conversion of the Debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case each conversion rate will be adjusted at the time of separation as described in clause (4) above, as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

      In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property or assets,

in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your Debentures you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the Debentures into our common stock immediately prior to any of these events.

      The conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Debentures were first issued; or

•	for a change in the par value of the common stock.

The holders of the Debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of Debentures in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “United States Federal Income Tax Considerations — U.S. Holders — Dividends” and “— Non-U.S. Holders — Dividends and Other Potential Withholding.”

      To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We will give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution.

Payment at Maturity

      Each holder of $1,000 principal amount of the Debentures shall be entitled to receive $1,000 at maturity, plus accrued and unpaid interest and liquidated damages, if any. We will pay principal on:

•	global Debentures to DTC in immediately available funds; and

•	any definitive Debentures at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Optional Redemption by Us

      Prior to March 20, 2009, the Debentures will not be redeemable at our option. Beginning on March 20, 2009, we may redeem the Debentures for cash at any time as a whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the Debentures plus any accrued and unpaid interest and accrued and unpaid liquidated damages, if any, on the Debentures to but not including the redemption date. We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of Debentures. Debentures or portions of Debentures called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

      If we do not redeem all of the Debentures, the trustee will select the Debentures to be redeemed in principal amounts of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any Debentures are to be redeemed in part only, we will issue a new Debenture or Debentures with a principal amount equal to the unredeemed principal portion thereof. If a portion of your Debentures is selected for partial redemption and you convert a portion of your Debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at the Option of the Holders

     Optional Repurchase Dates

      On March 15, 2009, March 15, 2014 and March 15, 2019 (each, a “repurchase date”), holders may require us to repurchase for cash any outstanding Debentures for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a repurchase price equal to 100% of the principal amount of the Debentures plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date.

      Holders may submit their Debentures for repurchase to the paying agent, which will initially be the trustee, at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date.

      We will be required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their Debentures as described below.

      The repurchase notice given by each holder electing to require us to repurchase Debentures shall be given so as to be received by the paying agent no later than the close of business on the repurchase date and must state:

•	if certificated notes have been issued, the note certificate numbers of the holders’ Debentures to be delivered for repurchase (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of Debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures and the indenture.

      A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

•	the principal amount of Debentures being withdrawn;

•	if certificated notes have been issued, the note certificate numbers of the Debentures being withdrawn (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures); and

•	the principal amount of the Debentures, if any, that remain subject to the repurchase notice.

      In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file Schedule TO or any other required schedule under the Exchange Act.

      Our obligation to pay the repurchase price for Debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the Debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the Debentures to be paid promptly following the later of the repurchase date or the time of delivery of the Debentures, together with such endorsements.

      If the paying agent holds money sufficient to pay the repurchase price of the Debentures for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the Debentures will cease to be outstanding and interest and liquidated damages, if any, on the Debentures will cease to accrue, whether or not the Debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the Debentures.

      Our ability to repurchase Debentures for cash may be limited by restrictions on the ability of Covad to obtain funds for such repurchase through dividends from its subsidiaries and the terms of our then existing borrowing agreements.

     Repurchase by Holders Upon a Change of Control

      If a change of control, as described below, occurs, you will have the right on the change of control repurchase date (subject to certain exceptions set forth below) to require us to repurchase for cash all of your Debentures not previously called for redemption, or any portion of those Debentures that is equal to $1,000 in principal amount or integral multiples thereof, at a change of control repurchase price equal to 100% of the principal amount of the Debentures plus any accrued and unpaid interest and liquidated damages, if any, on the Debentures to but not including the change of control repurchase date. Notwithstanding the foregoing, we may be required to offer to repurchase our other senior debt on a pro rata basis with the Debentures, upon a change of control, if similar change of control offers are or will be required by our other senior debt. Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control, your resulting repurchase right and the procedures that holders must follow to require us to repurchase for cash their Debentures, as described below. The change of control repurchase date specified by us will be 30 days after the date on which we give you this notice.

      The change of control repurchase notice given by each holder electing to require us to repurchase Debentures shall be given so as to be received by the paying agent no later than the close of business on the change of control repurchase date and must state:

•	if certificated notes have been issued, the note certificate numbers of the holders’ Debentures to be delivered for repurchase (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of Debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures and the indenture.

      A holder may withdraw any change of control repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the change of control repurchase date. The notice of withdrawal shall state:

•	the principal amount of Debentures being withdrawn;

•	if certificated notes have been issued, the note certificate numbers of the Debentures being withdrawn (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures); and

•	the principal amount of the Debentures, if any, that remain subject to the change of control repurchase notice.

      A “change of control” will be deemed to have occurred at such time after the original issuance of the Debentures when any of the following has occurred:

(1) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

(2) the first day on which a majority of the members of the board of directors of Covad are not continuing directors (as defined under the indenture); or

(3) our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction:

(i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(ii) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or

•	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation.

      However, notwithstanding the foregoing, you will not have the right to require us to repurchase your Debentures if:

(1) the sale price per share of our common stock (as defined above under “— Conversion — Conversion Rate Adjustments”) for any five trading days within:

•	the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control described in (1) or (2) above; or

•	the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control described in (3) above, equals or exceeds 110% of the conversion price of the Debentures on each of those five trading days; or

(2) 100% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) constituting a change of control consists of shares of common stock, ordinary shares or American Depositary Shares traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the Debentures become convertible into that common stock, ordinary shares or American Depositary Shares (and any rights attached thereto).

      Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

      Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Debentures. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

      The definition of “change of control” includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your Debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

      If the paying agent holds money sufficient to pay the change of control repurchase price of the Debentures which holders have elected to require us to repurchase on the business day following the change of control repurchase date in accordance with the terms of the indenture, then, immediately after the change of control repurchase date, those Debentures will cease to be outstanding and interest and liquidated damages, if any, on the Debentures will cease to accrue, whether or not the Debentures are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change of control repurchase price upon delivery of the Debentures.

      The foregoing provisions would not necessarily protect holders of the Debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control repurchase feature of the Debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

      Our ability to repurchase Debentures upon the occurrence of a change of control is subject to important limitations. Our ability to repurchase the Debentures may be limited by restrictions on the ability of Covad to obtain funds for such repurchase through dividends from its subsidiaries and the terms of our then existing borrowing agreements. In addition, the occurrence of a change of control could cause an event of default under, or be prohibited or limited by the terms of, our other senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the change of control repurchase price in cash for all the Debentures that might be delivered by holders of Debentures seeking to exercise the repurchase right.

      The change of control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of our company. The change of control purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

      Instead, the change of control repurchase feature is a standard term contained in securities similar to the Debentures.

Merger and Sales of Assets

      The indenture provides that Covad may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to another person unless, among other things:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	such person assumes all obligations of Covad under the Debentures and the indenture; and

•	Covad or such successor is not then or immediately thereafter in default under the indenture.

      The occurrence of certain of the foregoing transactions could constitute a change of control.

      This covenant includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a conveyance, transfer, sale, lease or other disposition of less than all our assets is subject to this covenant.

Events of Default

      Each of the following constitutes an event of default under the indenture:

•	default in our obligation to convert Debentures into shares of our common stock or to pay cash in lieu thereof upon conversion of any Debentures;

•	default in our obligation to repurchase Debentures at the option of holders or following a change of control;

•	default in our obligation to redeem Debentures after we have exercised our redemption option;

•	default in our obligation to pay the principal amount of the Debentures at maturity, when due and payable;

•	default in our obligation to pay interest or any liquidated damages when due and payable, and continuance of such default for a period of 30 days;

•	our failure to perform or observe any other term, covenant or agreement contained in the Debentures or the indenture for a period of 60 days after written notice of such failure, provided that such notice requiring us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

•	a failure to pay when due (at stated maturity, upon acceleration or otherwise) any indebtedness for borrowed money of Covad Communications or our designated subsidiaries in an aggregate amount of $10,000,000 or more; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a designated subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a designated subsidiary.

      A “designated subsidiary” shall mean any existing or future, direct or indirect, subsidiary of Covad Communications whose assets constitute 15% or more of the total assets of Covad Communications on a consolidated basis.

      The indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the Debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default under any of the first five bullets above.

      If certain events of default specified in the last bullet point above shall occur and be continuing, then automatically the principal amount of the Debentures plus any accrued and unpaid interest and liquidated damages, if any, through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under “— Modification and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the Debentures then outstanding may declare the Debentures due and payable at their principal amount plus any accrued and unpaid interest and liquidated damages, if any, through such date and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the Debentures then outstanding upon the conditions provided in the indenture.

      The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of Debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the Debentures then outstanding, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

      Our obligations under the indenture are not intended to provide creditors’ rights in bankruptcy for any amounts in excess of par plus accrued and unpaid interest (including additional amounts, if any).

      We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modification and Waiver

     Changes Requiring Approval of Each Affected Holder

      The indenture (including the terms and conditions of the Debentures) cannot be modified or amended without the written consent or the affirmative vote of the holder of each Debenture affected by such change to:

•	change the maturity of any Debenture or the payment date of any installment of interest or liquidated damages payable on any Debentures;

•	reduce the principal amount of, or any interest, liquidated damages, redemption price, repurchase price or change of control repurchase price on, any Debenture;

•	impair or adversely affect the conversion rights of any holder of Debentures;

•	change the currency of payment of such Debentures or interest or liquidated damages thereon;

•	alter the manner of calculation or rate of accrual of liquidated damages on any Debenture or extend the time for payment of any such amount;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any Debenture;

•	modify our obligation to maintain an office or agency in New York City;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders (including after a change of control);

•	modify the redemption provisions of the indenture in a manner adverse to the holders of Debentures;

•	reduce the percentage in aggregate principal amount of Debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of Debentures outstanding required for any other waiver under the indenture.

     Changes Requiring Majority Approval

      The indenture (including the terms and conditions of the Debentures) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the Debentures at the time outstanding.

     Changes Requiring No Approval

      The indenture (including the terms and conditions of the Debentures) may be modified or amended by us and the trustee, without the consent of the holder of any Debenture, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of Debentures;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of Debentures if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of Debentures in the case of a merger, consolidation, conveyance, transfer or lease;

•	increasing the conversion rate, provided that the increase will not adversely affect the interests of the holders of Debentures;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications necessary in connection with the registration of the Debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of Debentures in any material respect;

•	curing any ambiguity, omission, inconsistency or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of Debentures in any material respect; provided further that any amendment made solely to conform the provisions of the indenture to the description of the Debentures in this prospectus will not be deemed to adversely affect the interests of the holders of the Debentures;

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Debentures in any material respect;

•	evidence the acceptance of the appointment by a successor trustee;

•	complying with requirements of the indenture regarding merger and transfer of assets; or

•	providing for uncertificated notes in addition to certificated notes so long as such uncertificated notes are in registered form for purposes of the Internal Revenue Code of 1986, as amended.

Registration Rights

      This prospectus is part of a shelf registration statement under the Securities Act that was filed to register resales of the Debentures and shares of common stock into which the Debentures are convertible. The Debentures and shares of common stock into which the Debentures are convertible are referred to collectively as registrable securities. The following summary of the registration rights under the registration rights agreement is not complete. You should refer to the registration rights agreement and the form of debenture listed as exhibits to the registration statement in connection with this prospectus for a full description of the registration rights that apply to the Debentures.

      In connection with the initial purchase of the Debentures, we entered into a registration rights agreement with the initial purchaser. Pursuant to the agreement, we agreed to file with the SEC not later than the date 90 days after the earliest date of original issuance of any of the Debentures, a registration statement on such form as we deem appropriate covering resales by holders of all Debentures and the common stock issuable upon conversion of the Debenture. We filed the registration statement (of which this prospectus is a part) to meet our obligations under the registration rights agreement.

      We agreed to cause such registration statement to become effective within 210 days after the earliest date of original issuance of the Debentures and keep the registration statement effective until the earlier of:

(1) the date when the holders of the Debentures and the common stock issuable upon conversion of the Debentures are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

(2) the date when all of the Debentures and the common stock issuable upon conversion of the Debentures are sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in effect.

      We agreed to:

•	provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement;

•	notify each such holder when the shelf registration statement has become effective; and

•	take certain other actions as are required to permit unrestricted resales of the Debentures and the common stock issuable upon conversion of the Debentures.

      Each holder who sells securities pursuant to the shelf registration statement generally will be:

•	required to be named as a selling holder in the related prospectus;

•	required to deliver a prospectus to the purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

      We may suspend the holder’s use of the prospectus for a period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:

•	the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	we determine in good faith that the disclosure of this material non-public information would be seriously detrimental to us and our subsidiaries.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, we may extend the suspension period from 45 days to 60 days. We will not specify the nature of the event giving rise to a suspension in any notice to holders of the Debentures of the existence of such a suspension.

      We refer to each of the following as a registration default:

•	the registration statement has not been filed prior to or on the 90th day following the earliest date of original issuance of any of the Debentures; or

•	the registration statement has not been declared effective prior to or on the 210th day following the earliest date of original issuance of any of the Debentures, or the effectiveness target date; or

•	at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days (or, if the suspension period is then in effect, the fifth business day following the expiration of such suspension period) by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 45th or 60th day, as the case may be, or (3) if suspension periods exceed an aggregate of 90 days in any 360-day period.

      If a registration default occurs (other than a registration default relating to a failure to file or have an effective registration statement with respect to the shares of common stock), cash liquidated damages will accrue on the Debentures that are, in each case, transfer restricted securities, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. Liquidated damages will be paid semiannually in arrears, on each interest payment date, and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a Debenture to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a Debenture from and after the 91st day following such registration default.

      In no event will liquidated damages accrue at a rate per year exceeding 0.50%. If a holder converts some or all of its Debentures into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive liquidated damages on such common stock, but will receive additional shares upon conversion (except to the extent we elect to deliver cash upon conversion).

      If a shelf registration statement covering the resales of the Debentures and common stock into which the Debentures are convertible is not effective, these securities may not be sold or otherwise transferred except in accordance with the provisions set forth under Rule 144 of the Securities Act.

Book-Entry, Form and Denomination

      Book-Entry and Denomination. The Debentures were issued in fully registered book-entry form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

      Global Debentures. Debentures are evidenced by one or more global Debentures deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

      Record ownership of the global Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global Debentures directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Debentures held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

      So long as Cede & Co., as nominee of DTC, is the registered owner of the global Debentures, Cede & Co. for all purposes will be considered the sole holder of the global Debentures. Except as provided below, owners of beneficial interests in the global Debentures:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global Debentures.

      The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

      We will wire, through the facilities of the trustee, payments of principal, interest and liquidated damages, if any, on the global Debentures to Cede & Co., the nominee of DTC, as the registered owner of the global Debentures. None of Covad, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global Debentures to owners of beneficial interests in the global Debentures.

      It is DTC’s current practice, upon receipt of any payment of principal, interest or liquidated damages, if any, on the global Debentures, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Debentures represented by the global Debentures, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Debentures represented by the global Debentures held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

      If you would like to convert your Debentures into common stock pursuant to the terms of the Debentures, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

      Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the Debentures represented by global Debentures to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

      Neither Covad nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Debentures, including, without limitation, the presentation of Debentures for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Debentures are credited and only for the principal amount of the Debentures for which directions have been given.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, as amended. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the Debentures. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Debentures among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Debentures to be issued in definitive form in exchange for the global Debentures. In addition, beneficial interests in a global Debenture may be exchanged for definitive certificated Debentures upon request or on behalf of DTC in accordance with customary procedures. None of Covad, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of beneficial ownership interests in global Debentures.

      According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Governing Law

      The indenture and the Debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

      The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, calculation agent, registrar and custodian with regard to the Debentures. Mellon Investor Services LLC is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Debentures and of common stock into which the Debentures may be converted. This summary does not provide a complete analysis of all potential tax considerations associated with the Debentures or the common stock. The information provided below is based on existing tax law authorities, which are subject to change, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding the Debentures or common stock. The summary generally applies only to investors that purchased Debentures in the initial offering at their issue price and hold the Debentures or common stock as “capital assets” (generally, for investment). This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of tax accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt organizations, and persons holding Debentures or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell Debentures or common stock under the constructive sale provisions of the Code) may be subject to special rules. Finally, this discussion does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local tax laws to the acquisition, holding or disposition of the Debentures or common stock. It is assumed for purposes of this section that the Debentures constitute indebtedness for purposes of U.S. federal income taxation.

      INVESTORS CONSIDERING THE PURCHASE OF THE DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

      As used herein, the term “U.S. Holders” means beneficial owners of Debentures or common stock that for U.S. federal income tax purposes are (1) citizens or residents of the United States, (2) corporations, or entities treated as corporations, organized under the laws of the United States or any State of the United States, including the District of Columbia, or (3) estates the income of which is subject to U.S. federal income taxation regardless of its source. Trusts are U.S. Holders if they are (1) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) have a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of Debentures or shares of common stock that is not a U.S. Holder. If a partnership or other flow-through or fiscally transparent entity is a beneficial owner of a debenture (or common stock acquired upon conversion of a debenture), the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity.

Taxation of Interest

      U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the Debentures, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument over a de minimis amount, the holder may be required to recognize additional amounts as “original issue discount” over the term of the instrument. It is expected that the Debentures will not be issued with original issue discount for U.S. federal income tax purposes. We may be required to make payments of liquidated damages to holders of the Debentures (and increase the amount of stock paid upon conversion) if we do not keep effective a registration statement, as described under “— Description of the Debentures — Registration Rights.” The possibility of the payment of liquidated damages on the Debentures (or the increase in the amount of stock paid upon conversion) will not affect the amount or timing of interest income recognized by a holder of a debenture if the likelihood of payment of liquidated damages, as of the date the Debentures are issued, is remote or incidental. We intend to take the position that the possibility that we would be required to pay these amounts should not subject the Debentures to the special rules governing certain “contingent payment” debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a debenture). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position.

Sale, Exchange, Redemption, or Other Disposition of Debentures

      A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a debenture in a sale, exchange, redemption or other disposition other than a conversion of the Debentures. The holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest not previously included in income) and the holder’s adjusted tax basis in the debenture. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received in exchange for the debenture. The holder’s tax basis in the debenture will generally equal the amount the holder paid for the debenture. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the debenture will be long-term capital gain or loss if the holder held the debenture for more than one year or short-term capital gain or loss if the holder held the debenture not more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at a minimum 15% rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations. Special rules may apply to Debentures redeemed in part.

Conversion of Debentures

      A U.S. Holder generally will not recognize any income, gain or loss on converting a debenture into common stock in accordance with the original terms of the debenture. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if the holder received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of the holder’s basis in the stock attributable to the fractional share. The holder’s aggregate basis in the common stock (including any fractional share for which cash is paid) will equal the holder’s adjusted basis in the debenture. The holder’s holding period for the stock will include the period during which the holder held the debenture.

      If a U.S. Holder converts a debenture, and we deliver solely cash in satisfaction of our obligation, as described under “— Description of the Debenture — Conversion Rights — Payment Upon Conversion,” such cash payment will be treated as a sale of the debenture by the U.S. Holder as described above under “— U.S. Holders — Sale, Exchange, Redemption or Other Dispositions of Debentures.”

      If a U.S. Holder converts a debenture, and we deliver a combination of shares of common stock and cash (and such cash is not merely received in lieu of a fractional share of common stock), as described under “— Description of the Debentures — Conversion Rights — Payment Upon Conversion,” the tax treatment to the holder is uncertain. A holder may be required to recognize any gain (but not loss) realized, but only to the extent such gain does not exceed the amount of cash received. In such case, a holder’s basis in the common stock received in the conversion (including any basis allocable to a fractional share) would be equal to such holder’s adjusted tax basis in the debenture, reduced by any cash received in the conversion (other than any cash received in lieu of a fractional share) and increased by the amount of any gain recognized on the conversion (other than gain with respect to a fractional share) and, for a cash method holder, by the amount of income recognized with respect to amounts attributable to accrued but unpaid interest. Alternatively, the cash payment may be treated as proceeds from a sale of a portion of a debenture, as described above under “— U.S. Holders — Sale, Exchange or Redemption of the Debenture.” In such case, a holder’s basis in the debenture would be allocated pro rata between the common stock received (including any fractional share treated as received) and the portion of the debenture that is treated as sold for cash. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion.

      The holding period for any common stock received in the conversion (including any fractional share treated as received) will include the holding period for the debenture, except that the holding period of any common share received with respect to accrued interest will commence on the day after conversion.

Dividends

      If, after a U.S. Holder converts a debenture into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend to the extent it is made from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, and will be includible in a U.S. Holder’s income as it is paid or otherwise accruable by the U.S. Holder based on its method of accounting for such income. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s basis in its common stock, and any remaining excess will be treated as capital gain. If the U.S. Holder is a

U.S. corporation, it would generally be able to claim a deduction on a portion of any dividends received (assuming certain holding period and other requirements are satisfied). For taxable years beginning before January 1, 2009, subject to certain exceptions, dividends received by non-corporate U.S Holders will be taxed at a maximum rate of 15%, provided that the U.S. Holder satisfies certain holding period requirements.

      The terms of the Debentures allow for changes in the conversion rate of the Debentures in certain circumstances. A change in conversion rate that allows debenture holders to receive more shares of common stock on conversion may increase the debenture holders’ proportionate interests in our earnings and profits or assets. In that case, the debenture holders may be treated as though they received a distribution in the form of our stock at the time of the change in the conversion provisions. Such a constructive stock distribution could be taxable to the debenture holders, although they would not actually receive any cash or other property. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate debenture holders for taxable distributions of cash or property to our stockholders. Not all changes in conversion rate that allow debenture holders to receive more stock on conversion, however, increase the debenture holders’ proportionate interests in Covad. For instance, a change in conversion rate could simply prevent the dilution of the debenture holders’ interests upon a stock split or other pro rata change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distribution. Conversely, if an event occurs that dilutes the debenture holders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated like dividends paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of the holder’s investment or as capital gain, as discussed in the paragraph above. U.S. Holders are urged to consult their own tax advisors regarding U.S. federal income tax consequences of a change in the conversion rate of their Debentures.

Sale of Common Stock

      A U.S. Holder generally will recognize capital gain or loss on a sale or exchange of common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the U.S. Holder held or is deemed to have held the stock for more than one year, and as short-term capital gain or loss if the holder held or is deemed to have held the stock for not more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at a minimum 15% rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

      The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

Taxation of Interest

      Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor, unless an applicable income tax treaty applies and provides for a lower withholding rate. Payments of interest on the Debentures to most Non-U.S. Holders, however, are expected to qualify as “portfolio interest,” and thus will be exempt from the U.S. withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, at least 10% of our voting stock; or

•	is a “controlled foreign corporation” that is related to us.

      In general, a foreign corporation is a controlled foreign corporation if more than 50% (by vote or value) of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

      If the portfolio interest exception does not apply, payments of interest to a nonresident person or entity might be subject to withholding tax at a 30% rate, or might be subject to withholding tax at a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence.

      The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the beneficial owner certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the debenture through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent.

Sale, Exchange, Redemption or Other Disposition of Debentures

      Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption or other disposition of Debentures (other than gain representing accrued but unpaid interest, which will be treated as such). This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business;

•	the Non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to expatriates;

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business; or

•	subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Debentures as a capital asset and is present in the United States for 183 days or more in the year of disposition.

      The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of Debentures if we are, or were within five years before the transaction, a “U.S. real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

Conversion of Debentures

      A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a debenture solely into common stock in accordance with the original terms of the debenture. Any gain recognized as a result of the holder’s receipt of cash in lieu of a fractional share of stock or upon conversion would also generally not be subject to U.S. federal income tax. See “— Non-U.S. Holders — Sale of Common Stock” below in this section.

Dividends and Other Potential Withholding

      Dividends paid to a Non-U.S. Holder on our common stock (and any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, see “— U.S. Holders — Dividends” above) generally will be subject to U.S. withholding tax at a 30% rate. However, the withholding tax may be reduced under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence.

In order to obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder must certify its entitlement to treaty benefits on a properly executed Form W-8BEN or appropriate substitute form.

Sale of Common Stock

      Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described under “— Non-U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Debentures.”

Income or Gains Effectively Connected With a U.S. Trade or Business

      The preceding discussion of the tax considerations of the purchase, ownership or disposition of Debentures or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the Debentures, dividends on common stock, or gain from the sale, exchange, redemption or other disposition of the Debentures or stock is actually or deemed to be effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. holders. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain would probably be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are deemed to be effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify that such income is effectively connected with a U.S. trade or business on a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

      The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

      Information returns will be filed with the IRS in connection with payments on the Debentures, dividends on the common stock and proceeds from a sale or other disposition of the Debentures or common stock to noncorporate U.S. Holders. Such payments also will be subject to backup withholding unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements, or otherwise establishes an exemption from backup withholding. Special rules apply in respect of payments made to a U.S. Holder by a non-U.S. office of a broker.

      Payments to Non-U.S. Holders of interest, dividends or sales proceeds made in respect of the Debentures or common stock will generally not be subject to backup withholding provided that the Non-U.S. Holder complies with applicable certification procedures to establish that it is not a U.S. person. To avoid backup withholding, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under “— Non-U.S. Holders — Taxation of Interest.” We must report annually to the

IRS the interest and/ or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/ or dividends including any tax withheld under the rules described above under “— Non-U.S. Holders — Taxation of Interest” and “— Non-U.S. Holders — Dividends and Other Potential Withholding.” Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments made to Non-U.S. Holders by a broker upon sale of Debentures or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder may be refunded or credited against holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR DEBENTURES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 600,000,000 shares of common stock, $0.001 par value, of which 10,000,000 shares are designated Class B common stock, and 5,000,000 shares are designated preferred stock, $0.001 par value.

Common Stock

      Pursuant to the settlement of class action lawsuits related to our issuance of common stock and convertible notes in September 2000, we issued 6,495,844 shares of our common stock. For additional information, see “Item 3. Legal Proceedings” in our amended Annual Report on Form 10-K for the year ended December 31, 2003. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders.

      Subject to preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all our remaining assets after payment of liabilities and satisfaction of preferential rights of any outstanding series of preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Class B Common Stock

      As of June 30, 2004, there were no shares of our Class B common stock outstanding. Pursuant to an amendment to our Certificate of Incorporation, we cannot issue Class B common stock.

Preferred Stock

      As of June 30, 2004, there were no shares of our preferred stock outstanding. The board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series without any further action or vote by the stockholders. In addition, the board of directors is authorized, without stockholder approval, to fix the rights, preferences, privileges, and restrictions granted to or imposed upon such preferred stock, including:

•	dividend rights;

•	conversion rights;

•	terms of redemption;

•	liquidation preferences

•	voting rights, subject to the requirement that all issued stock must be voting stock;

•	sinking fund terms; and

•	the number of shares constituting any series or the designation of such series.

      As a result, our board of directors could issue additional preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. Issuing preferred stock could also have the effect of delaying, deferring or preventing a change in control or the removal of our management. We have no present plan to issue any shares of preferred stock.

Warrants

      As of June 30, 2004, we had warrants outstanding to purchase an aggregate of 6,511,574 shares of our common stock.

      In September 2002, in conjunction with the execution of a five-year agreement with America Online, Inc., we granted AOL three warrants to purchase 1,500,000 shares of the Company’s common stock for $1.06 per share, 1,000,000 shares of the Company’s common stock for $3.00 per share and 1,000,000 shares of our common stock for $5.00 per share. These warrants are immediately exercisable, fully vested and nonforfeitable. In January 2003, in conjunction with an amendment to an agreement with AT&T, we granted AT&T three warrants to purchase shares of our common stock as follows: 1,000,000 shares for $0.94 per share; 1,000,000 shares for $3.00 per share; and 1,000,000 shares for $5.00 per share. These warrants are immediately exercisable, fully vested and nonforfeitable.

      In March 1998, we issued warrants to purchase shares of our common stock in connection with the issuance of our former 13 1/2% Senior Discount Notes, of which warrants to purchase 11,574 shares of our common stock were outstanding as of March 31, 2004. Such warrants are exercisable at a purchase price of $0.01. These warrants are fully vested, exercisable and expire on March 15, 2008.

Registration Rights

      As of June 30, 2004, holders of 15,873,169 shares of our common stock have the right to cause us to register their shares of our common stock.

      Under the Stock Purchase Agreement that we entered into in September 2000, SBC purchased 9,373,169 shares of our common stock. In connection with the purchase of these shares, SBC is entitled to a single demand and unlimited “piggyback” registration rights, subject to certain limitations and conditions. The number of securities requested to be included in a registration are subject to a pro rata reduction based on the number of shares of common stock that SBC wishes to include in the registration statement and any other shares to be included in the offering to the extent that the managing underwriter advises that the total number of securities requested to be included in the underwriting would materially and adversely affect the success of the offering. These registration rights terminate in September 2005.

      In conjunction with the three warrants that we issued AOL in September 2002, we granted AOL registration rights for the 3,500,000 shares of common stock that such warrants are convertible into. AOL is entitled to demand, “piggy-back” and S-3 registration rights, subject to certain limitations and conditions. These registration rights terminate at the earlier of (i) September 2009 or (ii) such time as such stockholder may sell under Rule 144 in a three-month period all registrable securities then held by AOL.

      In conjunction with the three warrants that we issued AT&T in January 2003, we granted AT&T registration rights for the 3,000,000 shares of common stock into which such warrants are convertible. AT&T is entitled to demand, “piggy-back” and S-3 registration rights, subject to certain limitations and conditions. These registration rights terminate at the earlier of (i) January 2010 or (ii) such time as such stockholder may sell under Rule 144 in a three month period all registrable securities then held by AT&T.

Anti-takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws, Delaware law, Our Stockholder Protection Rights Plan, and Our Change in Control Agreements

      As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of the common stock holders and could be issued with terms calculated to delay or prevent a change of control of our company or make removal of our management more difficult.

Election and Removal of Directors

      Our certificate of incorporation and bylaws provide for the division of our board of directors into three classes with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Our directors may be removed only for cause.

      This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of our directors.

Stockholder Meetings and Written Consent

      Under our bylaws, the stockholders may not call a special meeting of the stockholders of our company. Rather, only our board of directors, the chairman of our board of directors or the President or Chief Executive Officer may call special meetings of our stockholders. Our certificate of incorporation provides that stockholders may not act by written consent. As a result, stockholders can only act at a meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

      Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

Section 203 of the Delaware General Corporate Law

      We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans; or

•	on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      For purposes of Section 203, a “business combination” includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is generally a person who, together with affiliates and associates of such person:

•	owns 15% or more of the corporation’s voting stock; or

•	is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

      These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of our company.

Stockholder Protection Rights Plan

      In addition, our board of directors has adopted an Amended and Restated Stockholder Protection Rights Plan under which stockholders received one right for each share of our common stock owned by them. The rights become exercisable, in most circumstances, upon the accumulation by a person or group of 15% or more of the our outstanding shares of common stock. Each right entitles the holder to purchase from us, as provided by the Amended and Restated Stockholder Protection Rights Agreement, one one-thousandth of a share of Participating Preferred Stock, par value $0.001 per share, for $400.00 subject to adjustment. The Rights Plan is not intended to, and will not, prevent a takeover of our company at a full and fair price. However, the rights may cause substantial dilution to a person or group acquiring 15% of more of our common stock unless the rights are first redeemed by our board of directors.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

LEGAL MATTERS

      The validity of the securities offered under this prospectus will be passed upon for us by Fenwick & West LLP, Mountain View, California.

EXPERTS

      The consolidated financial statements of Covad Communications Group, Inc. appearing in Covad Communications Group, Inc.’s Current Report (Form 8-K) dated June 1, 2004 have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for additional information about the Public Reference Room.

      The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Covad Communications Group, Inc., that file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports and other information about us at the office of the NASDAQ National Market, 1735 K Street, N.W., Washington, D.C. 20006-1005.

      We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the following documents, each of which we previously filed with the SEC:

•	our current reports on Form 8-K dated March 5, 2004, March 25, 2004, April 12, 2004, June 1, 2004, June 22, 2004 and October 6, 2004;

•	our annual report on Form 10-K, as amended on Form 10-K/ A for the year ended December 31, 2003 (including portions of our proxy statement relating to our 2004 annual meeting of stockholders incorporated by reference therein); and

•	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2004 and our quarterly report on Form 10-Q, as amended on Form 10-Q/A, for the quarterly period ended June 30, 2004.

      These reports contain important information about us and our finances.

      All documents that we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, from the date of this prospectus to the end of the offering of the Debentures and common stock issuable upon conversion of the Debentures under this document shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

      Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Covad Communications Group, Inc.

110 Rio Robles
San Jose, CA 95134
(408) 952-6400

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling holders. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$15,838
Accounting fees and expenses	$165,000
Legal fees and expenses	$50,000
Miscellaneous	5,000

Total	$235,838

Item 15.	Indemnification of Officers and Directors.

      Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s Amended and Restated Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors and executive officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or willful misconduct). Further, the Purchase Agreement pursuant to which the initial purchaser acquired the Debentures and the related Registration Rights Agreement (Exhibit 4.5 to this registration statement) provide for indemnification by the initial purchaser of the Registrant, its directors and officers for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

      These indemnifications provisions and the indemnification agreements entered into between the Registrant and its executive officers and directors may be sufficiently broad to permit indemnification of the Registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 16.	Exhibits.

      The following exhibits are filed herewith or incorporated by reference herein:

		Incorporated by Reference

Exhibit				Date of	Exhibit	Filed
Number	Exhibit Description	Form	File No.	First Filing	Number	Herewith

2.1	Plan: First Amended Plan of Reorganization, as Modified, of Covad Communications Group, Inc. dated November 26, 2001.	S-4	333-51097	4/27/1998	2.1
2.2	Order Pursuant to § 1129 of the Bankruptcy Code Confirming the Debtor’s First Amended Chapter 11 Plan of Reorganization, as Modified (Docket No. 214).	8-K	000-25271	12/28/2001	2.1
2.3	Agreement and Plan of Merger Among Covad Communications Group, Inc., LightSaber Acquisition Co. and Laser Link.Net, Inc., dated as of March 8, 2000.	8-K	000-25271	3/23/2000	2.1
2.4	Agreement and Plan of Merger and Registration among Covad Communications Group, Inc., Covad Acquisition Corp. and BlueStar Communications Group, Inc., dated as of June 15, 2000.	S-4	333-43494	8/10/2000	2.0
2.5	Acquisition Agreement, dated as of September 8, 2000, among Covad Communications Group, Inc., Greenway Holdings Ltd., Loop Holdings Europe APS, Loop Telecom, S.A. and the shareholders of Loop Telecom, S.A.	8-K	000-25271	9/27/2000	2.1
2.6	Shareholders’ Agreement, dated as of September 12, 2000, among Loop Holdings Europe APS, Loop Telecom, S.A., Covad Communications Group, Inc. and the other shareholders of Loop Telecom, S.A.	8-K	000-25271	9/27/2000	2.2
2.7	Agreement and Plan of Merger, dated as of March 2, 2004, among Covad Communications Group, Inc., Covad Communications Investment Corp., GoBeam, Inc. and Eduardo Briceño, as Representative.	10-Q	000-25271	5/17/2004	2.1
4.4	Indenture, dated as of March 10, 2004, between the Registrant and The Bank of New York, as Trustee.	10-Q	000-25271	5/17/2004	4.1
4.5	Resale Registration Rights Agreement, dated as of March 10, 2004 between the Registrant and Banc of America Securities LLC.	10-Q	000-25271	5/17/2004	4.2
4.6	Form of Debenture for the Registrant’s 3% Convertible Senior Debentures due 2024.	10-Q	000-25271	5/17/2004	4.3
5.1	Opinion of Fenwick & West LLP.					***
12.1	Statement regarding the Registrant’s ratio of earnings to fixed charges.					**
23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).					***
23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					***
24.1	Power of Attorney (see page II-4).					*
25.1	Form T-1 statement of eligibility of trustee for the Indenture under the Trust Indenture Act of 1939.					*

*	Included in the original filing of this registration statement.

**	Included in Amendment No. 1 to this registration statement.

***	Included in Amendment No. 2 to this registration statement.

Item 17.	Undertakings.

      The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 8th day of November, 2004.

COVAD COMMUNICATIONS GROUP, INC.

By:	/s/ CHARLES E. HOFFMAN

Charles E. Hoffman
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 8th day of November, 2004.

Signature		Title

/s/ CHARLES E. HOFFMAN (Charles E. Hoffman)		Chief Executive Officer and Director (Principal Executive Officer)

/s/ MARK A. RICHMAN (Mark A. Richman)		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* (Charles McMinn)		Chairman of the Board of Directors

* (L. Dale Crandall)		Director

* (Robert Hawk)		Director

* (Hellene Runtagh)		Director

* (Larry Irving)		Director

* (Daniel Lynch)		Director

* (Richard Jalkut)		Director

*By	/s/ JAMES KIRKLAND James Kirkland, Attorney-in-Fact

EXHIBIT INDEX

		Incorporated by Reference

Exhibit				Date of	Exhibit	Filed
Number	Exhibit Description	Form	File No.	First Filing	Number	Herewith

2.1	Plan: First Amended Plan of Reorganization, as Modified, of Covad Communications Group, Inc. dated November 26, 2001.	S-4	333-51097	4/27/1998	2.1
2.2	Order Pursuant to § 1129 of the Bankruptcy Code Confirming the Debtor’s First Amended Chapter 11 Plan of Reorganization, as Modified (Docket No. 214).	8-K	000-25271	12/28/2001	2.1
2.3	Agreement and Plan of Merger Among Covad Communications Group, Inc., LightSaber Acquisition Co. and Laser Link.Net, Inc., dated as of March 8, 2000.	8-K	000-25271	3/23/2000	2.1
2.4	Agreement and Plan of Merger and Registration among Covad Communications Group, Inc., Covad Acquisition Corp. and BlueStar Communications Group, Inc., dated as of June 15, 2000.	S-4	333-43494	8/10/2000	2.0
2.5	Acquisition Agreement, dated as of September 8, 2000, among Covad Communications Group, Inc., Greenway Holdings Ltd., Loop Holdings Europe APS, Loop Telecom, S.A. and the shareholders of Loop Telecom, S.A.	8-K	000-25271	9/27/2000	2.1
2.6	Shareholders’ Agreement, dated as of September 12, 2000, among Loop Holdings Europe APS, Loop Telecom, S.A., Covad Communications Group, Inc. and the other shareholders of Loop Telecom, S.A.	8-K	000-25271	9/27/2000	2.2
2.7	Agreement and Plan of Merger, dated as of March 2, 2004, among Covad Communications Group, Inc., Covad Communications Investment Corp., GoBeam, Inc. and Eduardo Briceño, as Representative.	10-Q	000-25271	5/17/2004	2.1
4.4	Indenture, dated as of March 10, 2004, between the Registrant and The Bank of New York, as Trustee.	10-Q	000-25271	5/17/2004	4.1
4.5	Resale Registration Rights Agreement, dated as of March 10, 2004 between the Registrant and Banc of America Securities LLC.	10-Q	000-25271	5/17/2004	4.2
4.6	Form of Debenture for the Registrant’s 3% Convertible Senior Debentures due 2024.	10-Q	000-25271	5/17/2004	4.3
5.1	Opinion of Fenwick & West LLP.					***
12.1	Statement regarding the Registrant’s ratio of earnings to fixed charges.					**
23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).					***
23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.					***
24.1	Power of Attorney (see page II-4).					*
25.1	Form T-1 statement of eligibility of trustee for the Indenture under the Trust Indenture Act of 1939.					*

*	Included in the original filing of this registration statement.

**	Included in Amendment No. 1 to this registration statement.

***	Included in Amendment No. 2 to this registration statement.